UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Douglas Dynamics, Inc.

(Name of Registrant as Specified in Its Charter)

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Douglas Dynamics, Inc.

11270 West Park Place

Milwaukee, WI 53224

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Douglas Dynamics, Inc.:

On behalf of our Board of Directors, you are cordially invited to attend our 2023 annual meeting of stockholders, which will be held on Tuesday, April 25, 2023, at 10:00 a.m. (Central Time) at the Douglas Dynamics principal executive offices located at 11270 West Park Place, Milwaukee, WI 53224, for the following purposes:

1.	Election of two persons to our Board of Directors to hold office until the 2026 meeting of stockholders;
2.	Advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;
3.	Advisory vote on the frequency of future advisory stockholder votes on the compensation of our named executive officers;
4.	Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2023; and
5.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 3, 2023 as the record date for the determination of the stockholders entitled to notice of, and to vote at, our annual meeting. A proxy statement and proxy card are enclosed. Whether or not you expect to attend our annual meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote your shares at least 10 days prior to the annual meeting, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote on the compensation of our named executive officers.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 25, 2023. The Douglas Dynamics, Inc. proxy statement for the 2023 Annual Meeting of Stockholders and the 2022 Annual Report to Stockholders are available at http://ir.douglasdynamics.com/financial- information.

We will provide audio access to the annual meeting again this year. Instructions for accessing the live audio presentation of the annual meeting are provided in this proxy statement. Please note that stockholders will not be able to vote or revoke a proxy through the live audio, nor participate actively. As always, we encourage you to vote your shares prior to the annual meeting.

By order of the Board of Directors, Sarah C. Lauber Executive Vice President, Chief Financial Officer and Secretary

Milwaukee, Wisconsin

March 24, 2023

TABLE OF CONTENTS

Notice of 2023 Annual Meeting of Stockholders
Proxy Statement	2
Attendance and Voting Matters	2
Election of Directors (Proposal 1)	4
Corporate Governance	6
Stock Ownership of Certain Beneficial Owners and Management	13
Executive Compensation	15
Director Compensation	44
Compensation Committee Report	45
Advisory Vote on the Compensation of Our Named Executive Officers (Proposal 2)	46
Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers (Proposal 3)	47
Audit Committee Report	48
Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 4)	49
Stockholder Proposals	50
Cost of Proxy Solicitation	50
Delinquent Section 16(a) Reports	50
Other Matters	50
Annual Report	51

PROXY STATEMENT

FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, APRIL 25, 2023

ATTENDANCE AND VOTING MATTERS

Douglas Dynamics, Inc. (“we”, “our”, “us” or “Company”), a Delaware corporation, is mailing this proxy statement and the accompanying form of proxy to stockholders in connection with a solicitation of proxies by our Board of Directors (our “Board”) for use at our 2023 annual meeting of stockholders to be held on Tuesday, April 25, 2023 at 10:00 a.m. (Central Time) at the Douglas Dynamics principal executive offices located at 11270 West Park Place, Milwaukee, WI 53224, and all adjournments or postponements thereof (“Annual Meeting”), for the purposes set forth in the attached Notice of 2023 Annual Meeting of Stockholders. Our common stock is listed on the New York Stock Exchange LLC (“NYSE”) under the symbol PLOW.

Voting at Our Annual Meeting

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend our Annual Meeting and to vote in person. Presence at our Annual Meeting of a stockholder who has signed a proxy does not in itself revoke that proxy. Any stockholder giving a proxy may revoke it at any time before or at the Annual Meeting by giving notice thereof to us in writing, by attending our Annual Meeting and voting in person or by delivering a proxy bearing a later date.

Voting by Proxy

You may arrange to vote your shares by proxy or by mail following the instructions in the form of proxy card. If you choose to vote by mail, please complete your proxy card and return it to us before our Annual Meeting. We will vote your shares as you direct on your properly executed proxy card. The shares represented by executed but unmarked proxies will be voted (i) FOR the election to our Board of the nominees for director named below, (ii) FOR approval of the compensation of our named executive officers as disclosed in this proxy statement, (iii) FOR holding the advisory vote on the compensation of our named executive officers every year, (iv) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023, and (v) on such other business or matters as may properly come before our Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the items noted above, our Board has no knowledge of any other matters to be presented for action by our stockholders at the Annual Meeting.

As discussed below, you will not be able to vote your shares or revoke a proxy through the live audio presentation of the Annual Meeting.

Who Can Vote and the Number of Votes You Have

Only holders of record of our common stock at the close of business on March 3, 2023 (the “Record Date”) are entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, 22,886,793 shares of our common stock were outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted for stockholder approval at our Annual Meeting.

Participants in the Douglas Dynamics, L.L.C. 401(k) Plan (the “401(k) Plan”) who have allocated amounts to the common stock fund in that Plan are entitled to instruct the trustee of the 401(k) Plan how to vote shares allocated to their accounts. To the extent participants do not provide timely directions to the trustee on how to vote the shares allocated to their accounts, the trustee will vote the shares with respect to which proper direction has not been received in the same proportion as those shares for which proper direction has been received.

As discussed below, you will not be able to vote your shares or revoke a proxy through the live audio presentation of the Annual Meeting.

Live Audio Presentation Provided for the Annual Meeting

To listen to the live audio presentation of the Annual Meeting, please dial (833)-634-5024 (or, for international callers, ((412) 902-4205) by phone or visit https://ir.douglasdynamics.com/. Those planning to listen to the live audio presentation should connect at least 10 minutes prior to the planned start of the Annual Meeting. For further questions regarding how to access the Annual Meeting via live audio, please contact Investor Relations at investorrelations@douglasdynamics.com.

We will provide live audio access to the Annual Meeting again this year. You will NOT be able to vote your shares or revoke a proxy through the live audio access, nor ask questions or otherwise participate actively in the Annual Meeting. Therefore, to ensure that every vote is counted at the Annual Meeting, we strongly encourage you to vote by following the instructions on the proxy card mailed to you, or through your broker, bank or other nominee’s voting instruction form.

Required Vote

Proposal 1: Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a “plurality” of the votes cast means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by an indication on the proxy card that you wish to “withhold authority,” by a broker non-vote (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors) or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

Proposal 2: The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the advisory vote on compensation of our named executive officers. Abstentions will have the effect of votes against this proposal, but broker non-votes will have no effect on approval of this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 3: The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that stockholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Proposal 4: The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2023. Brokers may vote uninstructed shares for this proposal as it is considered to be a “routine” proposal. Abstentions will have the effect of votes against this proposal.

A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspector of election appointed for our Annual Meeting. Our Vice President of Finance, Controller & Treasurer will serve as the inspector of election for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors or with respect to the advisory vote on the compensation of our named executive officers) will count toward the quorum requirement.

ELECTION OF DIRECTORS
(Proposal 1)

Our Board currently consists of eight members. Our Board is divided into three classes for purposes of election. The director or directors in one class are generally elected at each annual meeting of stockholders to serve for a three-year term and until their successors are duly elected and qualified. Each director elected at our Annual Meeting will hold office for a three-year term expiring at our 2026 annual meeting of stockholders and until his successor is duly elected and qualified. As previously disclosed, Mr. Staley has informed the Board of his intention not to stand for re-election as a director, with his retirement from the Board to be effective at the end of his current term immediately following the Annual Meeting. Other than Mr. Staley and the two directors who are nominated for election at our Annual Meeting, our other current directors are not up for election this year and will continue in office for the remainder of their terms. Following the Annual Meeting, if both director nominees are elected, the Board will consist of seven members. As of the date of this proxy statement, each of the nominees for election has indicated that he or she is able and willing to serve as a director. However, if some unexpected occurrence should require our Board to substitute some other person or persons for one or more of the nominees, it is intended that the shares represented by proxies received and voted for such other candidate or candidates, or not voted, will be voted for another nominee or nominees selected by our Board.

Nominees for Election at the Annual Meeting

The following sets forth certain information, as of the Record Date, about the nominees for election at our Annual Meeting. Each of the nominees is currently a director of our Company.

Director Nominees for Terms Expiring in 2026

Joher Akolawala, 56, has been serving as a director since 2022. Mr. Akolawala has served as Executive Vice President and Chief Financial Officer of Pella Corporation, a privately-held manufacturer of windows and doors, since March, 2020. Prior to joining Pella, Mr. Akolawala was the Senior Vice President, Chief Financial Officer - International of Walgreens Boots Alliance, Inc., a publicly traded pharmaceutical retailer, from November, 2019 to March, 2020. From June, 2014 to October, 2019, Mr. Akolawala served Mondelez International, Inc., a publicly traded multinational food and beverage company (a successor company to Kraft Foods Group), in roles of increasing responsibility, most recently as Senior Vice President, Global Finance. Prior to that, Mr. Akolawala spent nearly 23 years with Kraft Foods Group, where he held a number of senior leadership positions, including Chief Financial Officer, Kraft Grocery; Vice President, Business Systems; and Chief Financial Officer, Kraft Foodservice. Mr. Akolawala’s qualifications to serve on our Board include his leadership experience at complex global enterprises in multiple industries, his extensive background in finance, information technology, cybersecurity, M&A, and strategy, as well as his vast multi-cultural and international business experience. In addition to his extensive professional experience, Mr. Akolawala contributes to the Board’s diversity. Mr. Akolawala was originally recommended as a director nominee by a third-party search firm.

James L. Janik, 66, has been serving as our Chairman since 2014 and as a director since 2004. Mr. Janik served as our Executive Chairman from January 2019 until his retirement as an officer of our Company in April of 2020 Mr. Janik previously served as our President and Chief Executive Officer from 2004 until January 2019. Mr. Janik also served as President and Chief Executive Officer of Douglas Dynamics Incorporated, the entity that previously operated our business, from 2000 to 2004. Mr. Janik was Director of Sales of our Western Products division from 1992 to 1994, General Manager of our Western Products division from 1994 to 2000 and Vice President of Marketing and Sales from 1998 to 2000. Prior to joining us, Mr. Janik was the Vice President of Marketing and Sales of Sunlite Plastics Inc., a custom extruder of thermoplastic materials, for two years. During the 11 prior years, Mr. Janik held a number of key marketing, sales and production management positions for John Deere Company. Mr. Janik has served on the board of directors of Jason Industries L.L.C. since August 2020. Mr. Janik’s qualifications to serve on our Board include his 30 years of experience at our Company, including his 18 years of experience as our and Douglas Dynamics Incorporated’s President and Chief Executive Officer, as well as his depth of experience at businesses affected by weather-related seasonality. This experience, comprehensive knowledge of the snow and ice control equipment industry, and inside perspective of the day-to-day operations of the Company provides essential insight and guidance to our Board and qualifies him to serve as our Chairman.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOREGOING NOMINEES FOR ELECTION AS A DIRECTOR.

Directors Remaining in Office Until 2024

Kenneth W. Krueger, 66, has been serving as a director since 2011. He also has served as Chairman of The Manitowoc Company, Inc., a capital goods manufacturer, since March 2016. Previously, he served as interim Chairman, President and Chief Executive Officer of The Manitowoc Company, Inc. from October 2015 through March 2016 and as a director and Chairman of the Audit Committee for that company from 2004 until October 2015. He also has served as a director of Albany International Corp., a global advanced textiles and materials processing company, since December 2016. Mr. Krueger is the Chairman of the Audit Committee of Albany International Corp. From May 2006 until August 2009, Mr. Krueger was the Chief Operating Officer of Bucyrus International, Inc., a global mining equipment manufacturer headquartered in South Milwaukee, Wisconsin. Mr. Krueger also served as Bucyrus International, Inc.’s Executive Vice President from December 2005 until May 2006. Prior to joining Bucyrus International, Inc., Mr. Krueger was Senior Vice President and Chief Financial Officer of A. O. Smith Corporation, a global manufacturer of water heaters in Milwaukee, Wisconsin, from August 2000 until June 2005. Mr. Krueger’s qualifications to serve on our Board include his leadership experience at a publicly traded company and his background in the manufacturing industry as a member of the senior management team at a global manufacturer of mining equipment.

Lisa R. Bacus, 58, has been serving as a director since October 2020. Ms. Bacus served as the Executive Vice President and Global Chief Marketing Officer at Cigna Corporation, a global health care services company, from May 2013 until her retirement in July 2019. Prior to joining Cigna, Ms. Bacus was the Executive Vice President and chief marketer at American Family Insurance Group, a personal and commercial property and casualty company. Earlier in her career, Ms. Bacus spent 22 years with Ford Motor Company, where she held a number of executive leadership positions, including Executive Director of Global Market Research and Insights, Executive Director of Global Marketing Strategy, and head of marketing for Ford in Mexico. Ms. Bacus currently serves on the boards of directors of publicly-traded Teradata Corporation and Selective Insurance Group, Inc., as well as the board of privately-held Culver Franchising System, Inc. Ms. Bacus’ qualifications to serve on our Board include her leadership experience at complex global enterprises in multiple industries, her background in marketing, strategic planning and data analytics, as well as her vast multi-cultural and international business experience. In addition to her extensive professional experience, Ms. Bacus contributes to the Board’s diversity.

Directors Remaining in Office Until 2025

Margaret S. Dano, 63, has been serving as a director since 2012. She also has served as a member of the board of directors and the governance and compensation committees of Neenah Paper Inc. (NYSE: NP) since April 2015 and in 2018 retired as the chairman of the board of directors of Superior Industries International, Inc. (NYSE: SUP), a designer and manufacturer of aluminum road wheels for sale to original equipment manufacturers, where she served as lead director since 2010 and as a member of the board of directors since 2007. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc., from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. Before joining Honeywell, Ms. Dano served in executive or management roles with Avery Dennison Corporation, Black & Decker Corporation and General Electric Corporation. Ms. Dano has been a member of the board of directors of Industrial Container Services, a provider of reusable container solutions in the United States, since 2011, and currently serves as lead director and as a member of the compensation committee. She has served on the board of directors and the audit, compensation and governance committees of Fleetwood Enterprises, Inc., and on the board of directors and as lead director and chair of the compensation committee of Anthony International Equipment Services Corp. Ms. Dano’s qualifications to serve on our Board include her leadership experience at publicly traded manufacturing companies and her background in the manufacturing industry as a member of senior management teams with responsibility for global operations.

Donald W. Sturdivant, 62, has been serving as a director since 2010. Since December 2021, Mr. Sturdivant has served as an operating partner with TruArc LLC, a middle market private equity firm. From September 2016 until December 2021, Mr. Sturdivant served as an operating partner with Snow Phipps Group, LLC, predecessor to TruArc LLC. He has served as chairman of the board of directors at Teasdale Latin Foods since June 2019 and previously served as the chairman of the board of directors at Brook & Whittle Corporation from September 2017 to November 2021. He previously served as Chief Executive Officer of FleetPride, Inc., from June of 2015 through March of 2016 and served as a director at FleetPride from 2014 to 2016. Mr. Sturdivant was the Chief Executive Officer of Marietta Corporation from 2009 to 2015. He also served on the board of directors at Serta Simmons Bedding Company from 2010 to 2012. Earlier in his career, Mr. Sturdivant held various executive leadership roles including Chief Operating Officer at Altivity Packaging and Division President roles at Graphic Packaging International and Fort James Corporation. Mr. Sturdivant holds an MBA from the Florida Institute of Technology, and a B.S. from the University of Maine and served as a Chemical Corps Officer in the United States Army. Mr. Sturdivant’s qualifications to serve on our Board include his leadership experience at several publicly held corporations and his background in the manufacturing industry as a member of senior management at a number of manufacturing companies.

Robert L. McCormick, 62, has been serving as our President and Chief Executive Officer and as a director since January 2019. Previously, Mr. McCormick served as our Chief Operating Officer from August 2017 until January 2019. Prior to becoming Chief Operating Officer, Mr. McCormick served as our Executive Vice President and Chief Financial Officer from September 2004 through August 2017, as our Secretary from May 2005 through August 2017, as our Assistant Secretary from September 2004 to May 2005 and as our Treasurer from September 2004 through December 2010. Prior to joining us, Mr. McCormick served as President and Chief Executive Officer of Xymox Technology Inc. from 2001 to 2004. Prior to that, Mr. McCormick served in various capacities in the Newell Rubbermaid Corporation, including President from 2000 to 2001 and Vice President Group Controller from 1997 to 2000. Mr. McCormick has served on the board of directors of Mayville Engineering Company, Inc. (NYSE: MEC) since December 2022. We believe that Mr. McCormick’s experience in various leadership positions both inside and outside the Company, as well as his deep understanding of the Company’s business, operations and strategy, qualify him to serve on our Board.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate. Our bylaws and Corporate Governance Guidelines provide us with the flexibility to combine or separate these roles, and our Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in different individuals or in the same individual depending on our Board’s judgment as to the best interests of our Company.

Previously, Mr. Janik had served in the combined role of Chairman and Chief Executive Officer. In January 2019, Mr. Janik transitioned from his role as our Chief Executive Officer to our Executive Chairman and Mr. McCormick was appointed as our new Chief Executive Officer and as a member of our Board. As a part of this transition, our Board determined that it was in the best interests of our Company for the roles of Chairman and Chief Executive Officer to be separated. In February 2020, Mr. Janik provided, and the Board accepted, Mr. Janik’s notice of retirement as Executive Chairman under the terms of his Employment Agreement, effective immediately following the 2020 annual meeting of stockholders. The Board determined, such that the Company could continue to benefit from his leadership, to elect Mr. Janik as the non-executive Chairman of our Board immediately following the 2020 annual meeting of stockholders. Our Board believes that Mr. Janik remains the person best qualified to serve as our Chairman in light of his having served as our Chairman and Chief Executive Officer, his extensive experience and qualifications with our Company and within our industry and in-depth knowledge of our markets and customer base. Our Board also believes that having Mr. Janik serve as our Chairman allows him to leverage his prior knowledge as our former Chief Executive Officer to provide strategic leadership on our Board.

In the circumstance where the responsibilities of the Chief Executive Officer and Chairman are vested in the same individual, or where the Chairman is not considered independent, the Board will designate a Lead Independent Director from among the independent directors to preside over the executive sessions of the non-employee directors. Our Board has determined that Mr. Janik is not an independent Chairman due to his prior service as an executive officer. Mr. Staley has served as our Lead Independent Director since 2014. Mr. Staley was selected for this position because of his service on our Board since 2010, his leadership experience at a publicly held company and his background in the transportation industry as a member of senior management of a transportation service provider. In connection with Mr. Staley’s retirement from the Board effective immediately following the Annual Meeting, our Board has designated Mr. Sturdivant to serve as our Lead Independent Director following the Annual Meeting. Mr. Sturdivant was selected for this position because of his knowledge of and history with our Company as a result of his service on our Board since 2010, as well as his extensive leadership and board experience.

Our Lead Independent Director’s responsibilities, as set forth in our Corporate Governance Guidelines, include:

•	presiding at all meetings of the Board in the event of the absence of the Chairman of the Board;

•	presiding at all executive sessions of the independent directors;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•

facilitating information flow and communication among the directors, including approving (i) agendas for meetings of the Board, (ii) scope of information being provided to the directors and (iii) meeting schedules, to ensure allotted time is sufficient for discussion; and

•	being available for consultation and direct communication with major stockholders if requested by such stockholders.

Our Lead Independent Director also has the authority to call meetings of the independent directors.

Our Board believes that this leadership structure currently assists our Board in creating a unified vision for our Company, streamlines accountability for our performance and facilitates our Board’s efficient and effective functioning.

Risk Management and Oversight

Our full Board oversees our risk management process. Our Board oversees a Company-wide approach to risk management, carried out by management. Our full Board determines the appropriate risk for our Company generally, assesses the specific risks we face, including cybersecurity risks and risk related to climate change, and reviews the steps taken by management to manage those risks.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks, cybersecurity and is also responsible for overseeing potential conflicts of interests. Cybersecurity is a critical part of risk management for the Company. The Audit Committee appreciates the rapidly evolving nature of threats presented by cybersecurity incidents and is committed to the prevention, timely detection and mitigation of the effects of any such incidents on the Company. With respect to cybersecurity, the Audit Committee receives regular reports from management, including updates on the internal and external cybersecurity threat landscape, incident response, assessment and training activities and relevant legislative, regulatory and technical developments. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Environmental, Social and Governance Matters

We believe that sound corporate citizenship and attention to environmental, social and governance (“ESG”) principles are essential to our success. We are committed to operating with integrity, contributing to the local communities surrounding our offices and facilities, promoting diversity and inclusion, developing our employees, focusing on sustainability and being thoughtful environmental stewards. Our Board provides oversight of management’s efforts around these ESG topics and is committed to supporting the Company’s efforts to operate as a sound corporate citizen. We believe that an integrated approach to business strategy, corporate governance and corporate citizenship creates long-term value. Among the ways in which we have demonstrated our commitment to ESG matters are the following:

●

Commitment to minimizing adverse impacts to the environment, including utilizing recycling programs and energy efficient lighting throughout our facilities. We utilize Environmental Health & Safety (“EHS”) planning tools that cover aspects of Environmental, Health and Safety such as: Reporting/Record keeping, Health & Safety, Air Quality, Water Quality, Waste Management, Soil & Ground water, Emergency Plan and Preparedness, Community, Facility Permits, Training, and Certification Statements. Promotion of environmental awareness and education throughout all levels of the Company, including evaluating our materials for conflict minerals and holding our suppliers to the highest ethical and quality standards. We are committed to providing world-class products and services that minimize harm to the environment and public health. We look to preserve the environment and will conduct business where feasible in an environmentally, sustainable way.

●

Creation of a strong corporate culture that promotes the highest standards of ethics and compliance for our business, including a Code of Business Conduct and Ethics that sets forth principles and provides guidance for all our employees, officers and directors to make the right decisions. Our Code of Conduct covers such topics as anti-corruption, discrimination, harassment, privacy, appropriate use of company assets, protecting confidential information and reporting Code of Conduct violations.

●

Prioritizing the health and safety of our workforce. We deliver world-class performance with a focus on preventing incidents and injuries. EHS is fundamental to who we are and we are committed to protecting our people, our communities and our brands. We are committed to the safety of not only our products to our customers, but also in the way we conduct internal operations.

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Commitment to the local communities where our facilities are located, including supporting various non-profits, charities and other community programs throughout the United States, which helps foster employee engagement across our locations.

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Employee development and training opportunities to employees at all levels of the organization, focusing on critical organizational behaviors, leadership capabilities, and job skills. Our dedication to employee development and growth is essential to our organization’s success. We encourage employees to take active ownership of personal development while simultaneously supporting the development others. Our Douglas Dynamics University (DDU) is one of the services provided which supports our dedication to the performance, development, and growth of our talented people. We achieve this through virtual and in-person learning experiences, a focus on balanced development, performance development, and other learning experiences.

●

Our culture contains a continuous improvement mindset and leverages our Douglas Dynamics Management System (DDMS) to educate employees on lean initiatives and to provide them the necessary tools to identify opportunities for waste reduction and significant process improvements.

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Anti-harassment policy that prohibits hostility or aversion towards individuals in protected categories, prohibits sexual harassment in any form, details how to report and respond to harassment issues and strictly prohibits retaliation against any employee for reporting harassment.

●	Commitment to fostering and promoting an inclusive and diverse work environment, including through equal employment opportunity hiring practices, policies and management of employees.

●

We are investing in multiple initiatives focused on identifying diverse talent. These include engaging with recruiting firms, utilizing job-posting sites and collaborating with university programs that specialize in connecting companies like Douglas Dynamics with a diverse array of candidates. Moving forward, we will continue to review and refine our initiatives as we seek to further diversify our workforce.

●	Maintenance of a whistleblower policy providing for confidential reporting of any suspected violations of policy.

●	The Nominating and Corporate Governance Committee assists the Board in its oversight of corporate social responsibilities, significant public policy issues and ESG matters.

Board Meetings

In 2022, our Board held five meetings and the non-management directors of our Board met in executive session four times. Each of the directors currently serving on our Board attended at least 75% of the aggregate number of meetings of the Board held in 2022 and the total number of meetings held by each committee of the Board on which such director served during the period in which the director served on the Board or the applicable committee in 2022. We strongly encourage our directors to attend the annual meeting of stockholders each year. All of our directors attended, either virtually or in-person, the annual meeting of stockholders in 2022.

Corporate Governance and Independent Directors

Our Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Guidelines are available, free of charge, on our website, www.douglasdynamics.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission (the “SEC”).

The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE. An “independent” director is a director who meets the NYSE definition of independence, as determined by the Board. Pursuant to the Guidelines and the requirements of the NYSE, the Board has affirmatively determined by resolution that none of Messrs. Akolawala, Staley, Sturdivant or Krueger or Mses. Dano or Bacus has any material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards. The Board will regularly review the continuing independence of the directors.

The Corporate Governance Guidelines also provide that our directors may not serve on the boards of more than four companies, in addition to our Board, with the additional qualification that directors who are executive officers of public companies may not serve on the boards of more than two other companies, in addition to our Board.

Communications with the Board

Interested persons may contact any individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending a written communication to the Company’s Corporate Secretary at Douglas Dynamics, Inc., 11270 West Park Place, Milwaukee, Wisconsin 53224. Each communication should specify the applicable addressee or addressees as well as the general topic of communication. The Board has instructed the Corporate Secretary to review such correspondence and, in her discretion, not to forward items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate. Concerns about questionable accounting or audit matters or possible violations of the Company’s Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics is available on our website (www.douglasdynamics.com).

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by our Board. Copies of each of these charters are available on our website (www.douglasdynamics.com).

Audit Committee

The Audit Committee is currently comprised of Messrs. Akolawala, Staley, Sturdivant and Krueger and Mses. Dano and Bacus, and is chaired by Mr. Krueger. Our Board has determined that each of Messrs. Akolawala and Krueger is an “audit committee financial expert” as defined by the SEC. This committee is generally responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; evaluation of our independent registered public accounting firm’s qualifications, independence and performance; review and approval of the scope of our annual audit and audit fee; review of our critical accounting policies and estimates; review of the results of our annual audit and our quarterly consolidated financial statements; oversight of our internal audit function; and oversight of our compliance program, including as related to cybersecurity, with respect to legal and regulatory requirements, policies and procedures for monitoring compliance. The Audit Committee met four times during 2022.

In accordance with Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of the NYSE, all of our Audit Committee members are independent within the meaning of Rule 10A‑3 under the Exchange Act and the listing standards of the NYSE.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Akolawala, Staley, Sturdivant and Krueger and Mses. Dano and Bacus, and is chaired by Mr. Sturdivant. Following the Annual Meeting, Ms. Bacus will chair the Compensation Committee. This committee is generally responsible for oversight of our overall compensation structure, policies and programs; review and approval of the compensation programs applicable to our executive officers; administering, reviewing and making recommendations with respect to our equity compensation plans; and reviewing succession planning for our executive officers. The Compensation Committee met five times during 2022. In accordance with the listing standards of the NYSE, all of our Compensation Committee members are independent within the meaning the listing standards of the NYSE.

Our Compensation Committee’s role and duties are set forth in the Compensation Committee’s charter. Among other things, the Compensation Committee has responsibility to do the following:

•	oversee our overall compensation structure, policies and programs;

•	assess whether our compensation structure establishes appropriate incentives for management and employees;

•	administer and make recommendations to our Board on equity- and incentive-based compensation plans that require approval from our Board;

•

review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

•	oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

•	approve stock option and other stock incentive awards for executive officers;

•	review and approve the design of other benefit plans pertaining to executive officers;

•	review and recommend employment agreements and severance and change of control arrangements for our executive officers;

•	approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval;

•

review and discuss with management our Compensation Discussion and Analysis and related disclosures that SEC rules require be included in our annual report and proxy statement, recommend to our Board based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

•

determine and recommend to our Board a desired frequency, if any, for the advisory stockholder vote on the compensation of our named executive officers (the “say on pay” vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and NYSE listing requirements and prior stockholder votes on this subject;

•	oversee our response to the outcome of stockholder votes on say on pay and the frequency of say on pay; and

•	review and oversee risks associated with our compensation policies and practices.

Under its charter, the Compensation Committee may delegate authority to a subcommittee consisting of no fewer than two members of the Compensation Committee. The Compensation Committee has not delegated its authority as it relates to the compensation of executive officers and does not currently intend to do so. Our executive officers do not currently play a direct role in determining the amount or form of executive officer or director compensation. Our Chief Executive Officer and Chief Financial Officer, however, attend meetings (other than executive sessions) of the Compensation Committee at the invitation of the Compensation Committee, make recommendations to the Compensation Committee concerning compensation of our executive officers (other than themselves) and assist the Compensation Committee in evaluating the performance of our executive officers (other than themselves).

The Compensation Committee has the authority under its charter to retain, obtain the advice of and terminate compensation consultants, outside counsel, other experts and other advisors to assist it. It may, however, select such advisors only after taking into consideration all factors relevant to the advisors’ independence from management, including those specified in the NYSE Listed Company Manual. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and we provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to advisors retained by the Compensation Committee.

The Compensation Committee has engaged an independent compensation consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), to provide advice in connection with its decisions regarding executive compensation, as described in further detail under “Executive Compensation—Compensation Discussion and Analysis.” In 2022, the Committee engaged FW Cook to provide advice concerning the design of our executive compensation programs and the Committee’s administration of those programs and market practice. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and NYSE listing standards and concluded that FW Cook’s work for the Compensation Committee does not raise any conflict of interest.  Except for this engagement, the Compensation Committee did not otherwise retain a compensation consultant for purposes of determining executive officer and director compensation for 2022, and FW Cook did not provide any other services to our Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Akolawala, Staley, Sturdivant and Krueger and Mses. Dano and Bacus, and is chaired by Ms. Dano. This committee is generally responsible for recruiting and retaining qualified persons to serve on our Board, including proposing such individuals to our Board for nomination for election as directors; evaluating the performance, size and composition of our Board; establishing procedures for the consideration of Board of Director candidates recommended by the Company’s stockholders; assessing the independence of each member of our Board; reviewing the compensation of directors for service on our Board and its committees and recommend to the full Board changes in compensation; assisting the Board in its oversight of corporate social responsibility, significant public policy issues and ESG matters; providing oversight, guidance and perspective to management regarding the Company’s initiatives, processes, policies, and public disclosures pertaining to ESG matters within the Company’s ESG strategy; reviewing the Company’s significant corporate social responsibility issues, if any, that impact the Company’s ESG strategy, including but not limited to employee health and safety considerations and the environmental impact of the Company’s operations; and overseeing our compliance activities. The Nominating and Corporate Governance Committee met six times during 2022.

The Nominating and Corporate Governance Committee identifies director candidates based upon suggestions by non-employee directors, management members or stockholders. The selection criteria for membership on our Board include, at a minimum, the following: (i) personal and professional ethics and integrity; (ii) specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a publicly traded company; (iii) financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; (iv) educational background; and (v) whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board. The Committee considers these criteria in the context of the perceived needs of the Board as whole and seeks to achieve a diversity of experience, opinion and occupational and personal backgrounds on the Board. As a part of its search for a new director in 2022, the Nominating and Corporate Governance Committee placed a high priority on the search for ethnically diverse candidates. Mr. Akolawala self-identifies as Asian.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based upon the same criteria as applied to candidates identified by our Board or our management. Under our Bylaws, stockholder nominations of directors must be received by us at 11270 West Park Place, Milwaukee, WI 53224, directed to the attention of the Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and any such nominations must contain the information specified in our Bylaws. The deadline for submission of nominations for the Annual Meeting has passed. Candidate submissions by stockholders for our 2024 annual meeting of stockholders must be received by us no later than January 26, 2024 and no earlier than December 27, 2023.

Policies and Procedures Governing Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. These policies and procedures require the review and approval of all transactions involving us or any of our subsidiaries and a related person in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year and (ii) a related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity) prior to entering into such transaction.

For purposes of the policy, related persons include our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. In reviewing such transactions, the policy requires our Audit Committee to consider all of the relevant facts and circumstances available to the Audit Committee, including the extent of the related person’s interest in the transaction and whether the relationship should be continued or eliminated. In determining whether to approve a related party transaction, the standard applied by the Audit Committee is whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and whether or not a particular relationship serves the best interest of our Company and our stockholders. In addition, the policy delegates to the chair of the Audit Committee the authority to pre-approve any transaction with a related person in which the aggregate amount involved is expected to be less than $1,000,000.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Certain Relationships and Related Party Transactions

There were no transactions since December 31, 2021 to which we have been a party in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, except that Justin Hagelin, a son of Keith Hagelin, our former President, Work Truck Attachments who retired from the Company effective December 31, 2022, is employed by the Company as a general manager. Mr. Hagelin’s compensation for 2022 was $142,664 consisting of base salary, bonus and the aggregate grant date fair value of equity awards granted to him in 2022.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

The following table sets forth the beneficial ownership of our common stock as of the Record Date (or such other date as is indicated) by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock as of the Record Date (or such other date). Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares	Percent

Conestoga Capital Advisors LLC(1)	2,844,771	12.4%
Allspring Global Investments Holdings, LLC(2)	2,313,471	10.1%
JPMorgan Chase & Co.(3)	1,971,995	8.6%
BlackRock, Inc.(4)	1,483,942	6.5%
The Vanguard Group(5)	1,338,207	5.8%

(1)         Based on information contained in a Schedule 13G/A filed with the SEC on January 18, 2023, which reports sole voting power for 2,716,861 shares and sole dispositive power for 2,844,771 shares.

(2)         Based on information contained in a Schedule 13G/A filed jointly by Allspring Global Investments Holdings, LLC (“AGIH”), Allspring Global Investments, LLC (“AGI”) and Allspring Funds Management, LLC (“AFM”) with the SEC on January 13, 2023, in which AGIH reports beneficial ownership of 2,313,471 shares, sole voting power for 2,230,845 shares and sole dispositive power for 2,313,471 shares; AGI reports beneficial ownership of 2,309,413 shares, sole voting power for 360,806 shares and sole dispositive power for 2,309,413 shares; and AFM reports beneficial ownership of 1,874,097 shares, sole voting power for 1,870,039 shares and sole dispositive power for 4,058 shares.

(3)         Based on information contained in a Schedule 13G/A filed with the SEC on January 20, 2023, which reports sole voting power for 1,906,444 shares and sole dispositive power for 1,971,911 shares.

(4)         Based on information contained in a Schedule 13G/A filed with the SEC on February 1, 2023, which reports sole voting power for 1,456,863 shares and sole dispositive power for 1,483,42 shares.

(5)         Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023, which reports sole voting power for 0 shares, shared voting power for 38,882 shares, sole dispositive power for 1,279,558 shares and shared dispositive power for 58,649 shares.

Executive Officers and Directors

The following table sets forth the beneficial ownership, as of the Record Date, of our common stock by each of our directors, each of our named executive officers (see “Compensation Discussion and Analysis” below), and by all of our current directors and executive officers as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares	Percentage of Class

Robert L. McCormick(1)	189,973	*
James L. Janik	120,741	*
Sarah C. Lauber	35,959	*
Keith Hagelin	85,246	*
Joher Akolawala	4,550	*
Linda R. Evans	28,673	*
James D. Staley	31,212	*
Donald W. Sturdivant	33,303	*
Kenneth W. Krueger	31,471	*
Margaret S. Dano	29,462	*
Lisa R. Bacus	8,969	*
All current directors and executive officers as a group (12 persons)	571,107	2.5%

*	Denotes ownership of less than 1%.

(1)	Includes shares held by the Robert L. McCormick Revocable Trust.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are home to some of the most trusted brands in the industry and are a premier North American manufacturer and up‑fitter of work truck attachments and equipment. Our portfolio of products and services is separated into two segments: First, the work truck attachments segment, which includes commercial snow and ice control attachments sold under the FISHER®, WESTERN® and SNOWEX® brands, as well as our vertically integrated products. Second, the work truck solutions segment, which includes manufactured municipal snow and ice control products under the HENDERSON® brand the up‑fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub‑brands.

We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the industry. Our senior management team has an average of approximately sixteen years of weather‑related industry experience and an average of sixteen years with our Company. We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executive officers as well as to motivate management to maximize performance while building stockholder value.

Our named executive officers for 2022 were Robert L. McCormick, our President and Chief Executive Officer; Sarah C. Lauber, who served as our Chief Financial Officer and Secretary until her promotion to Executive Vice President, Chief Financial Officer and Secretary effective March 1, 2023; Linda R. Evans, who served as our Vice President of Human Resources until her promotion to Chief Human Resource Officer effective March 1, 2023; and Keith Hagelin, our former President, Work Truck Attachments, who retired on December 31, 2022.

2022 Say on Pay Vote

In April 2022, we held an advisory stockholder vote on the compensation of our named executive officers at our annual stockholders’ meeting. Consistent with the recommendation of our Board, our stockholders approved our executive compensation, with more than 99% of votes cast in favor. The Compensation Committee considered these voting results and, consistent with the strong vote of stockholder approval they represented, elected not to undertake any material changes to our executive compensation programs in response to the outcome of the vote.

Developments Affecting 2022 Compensation

The primary actions that we took in 2022 with respect to the compensation of our named executive officers were the following:

•	The Compensation Committee made decisions regarding the base salaries of each of our named executive officers.

•

The Compensation Committee established performance goals and target awards under our Annual Incentive Plan, as described further below under “Elements of Executive Compensation – Annual Incentive Plan.”

•

The Compensation Committee made annual grants of performance share units and time‑vesting restricted stock units under our 2010 Stock Incentive Plan (“2010 Stock Plan”), as described further below under “Elements of Executive Compensation – Long-Term Incentive Compensation.”

•

In October 2022, we entered into amended and restated employment agreements with Mr. McCormick, Ms. Lauber, and Ms. Evans, all of which generally align severance benefits with the objectives of our compensation programs, as described further below under “Severance and Change of Control Arrangements.”

Other Highlights of Our Compensation Programs

We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our Company, including, in addition to the examples listed above, the following:

•

The key components of our compensation program for our named executive officers for 2022 were base salary, annual cash incentive awards under our Annual Incentive Plan, long‑term incentive awards under our long‑term equity program and other compensation consisting primarily of matching 401(k) contributions, health and welfare benefits and other perquisites.

•	We pay for performance, offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability, free cash flow and return on net assets.

•

We set compensation programs to focus our named executive officers on both our short- and long‑term Company performance by providing a mix of both short and long-term compensation in the form of our Annual Incentive Plan and our equity compensation program.

•

We do not provide “single trigger” change of control severance, which means that, for an executive officer to receive severance benefits under an employment agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer’s employment.

•	Our equity compensation plan does not permit repricing of stock options without stockholder approval.

•	We periodically review our pay practices to ensure that they do not encourage excessive risk taking.

•	We do not guarantee salary increases or bonuses for our executive officers.

Objectives of our Compensation Programs

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

We compensate our named executive officers through both short-term cash programs, including annual salary and an annual incentive plan, and long-term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short and long-term compensation and cash and non‑cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive’s total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings due to year‑to‑year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability and free cash flow. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

Role of the Compensation Committee and Management in the Compensation-Setting Process

Our Compensation Committee’s role in reviewing and approving executive compensation includes the duties and responsibilities set forth in the Compensation Committee’s charter. Among other things, the Compensation Committee has responsibility to do the following:

•	oversee our overall compensation structure, policies and programs;

•	assess whether our compensation structure establishes appropriate incentives for management and employees;

•	administer and make recommendations to our Board on equity‑ and incentive‑based compensation plans that require approval from our Board;

•

review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

•	oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

•	approve stock option and other stock incentive awards for executive officers;

•	review and approve the design of other benefit plans pertaining to executive officers;

•	review and approve employment agreements and severance and change of control arrangements for our executive officers;

•	approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval;

•

review and discuss with management our Compensation Discussion and Analysis and related disclosures that the Securities and Exchange Commission (“SEC”) rules require be included in our annual report and proxy statement, recommend to our Board based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

•

determine and recommend to our Board a desired frequency, if any, for the advisory stockholder vote on the compensation of our named executive officers (the “say on pay” vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and New York Stock Exchange (“NYSE”) listing requirements and prior stockholder votes on this subject;

•	oversee our response to the outcome of stockholder votes on say on pay and the frequency of say on pay;

•	review and oversee risks associated with our compensation policies and practices; and

•	select consultants or other advisors only after taking into consideration all factors relevant to that person’s independence from management.

Our Chief Executive Officer recommends base salaries for our executive officers other than himself to the Compensation Committee for its approval and recommends performance targets under the Annual Incentive Plan for approval by the Compensation Committee, as explained in more detail under the section entitled “Annual Incentive Plan” below. Our Chief Executive Officer also negotiates employment agreements with executive officers, subject to review by the Compensation Committee, and makes recommendations to the Compensation Committee with respect to equity awards for our named executive officers other than himself. All compensation elements for our Chief Executive Officer are reviewed and approved by the Compensation Committee.

Role of Benchmarking in the Compensation-Setting Process

As described above under “Objectives of our Compensation Programs,” the Compensation Committee’s goal is to offer competitive compensation to our executive officers. To assist it in setting competitive pay levels and other benefits, the Compensation Committee has periodically engaged FW Cook, an independent compensation consultant. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and NYSE listing standards and concluded that FW Cook’s work for the Compensation Committee does not raise any conflict of interest.

At the time it established compensation levels for our executive officers for 2022, the Compensation Committee had most recently engaged FW Cook to conduct a competitive review of target direct compensation levels (which consists of base salary, target annual incentive compensation and target long‑term incentive compensation) for the Company’s executive officers in 2020. For this review, FW Cook considered peer group data from a group of 13 peer companies as well as broader survey data from a national general industry survey. The 13 peer companies were selected for our peer group based on their reasonable comparability to our Company in terms of size, industry and scope of operations. For size‑related screens, the focus was on ensuring that the peer group was appropriate from both revenue and market capitalization perspectives because we believe that these two metrics are most strongly correlated to compensation levels. The peer companies (the “2020 Peer Group”) were the following:

• Actuant Corporation (n/k/a Enerpac Tool Group)	• Hurco Companies, Inc.
• Aegion Corporation	• Kadant Corporation
• Alamo Group Inc.	• Lindsay Corporation
• CECO Environmental Corp.	• Lydall Corporation
• ESCO Technologies	• Modine Manufacturing
• Federal Signal Corp.	• RBC Bearings Incorporated
• Helios Technologies, Inc.

The Compensation Committee considered 2020 Peer Group data as one factor in setting compensation levels in 2022 for our named executive officers, but the 2020 Peer Group data were not the only factor or the determinative factor. Rather, the Compensation Committee also considered the individual named executive officer’s qualifications, experience and level of responsibility, internal pay equity considerations and the collective experience of the members of our Board, Compensation Committee and Mr. McCormick (with respect to the compensation of our other named executive officers), their business judgment and their experiences in recruiting and retaining executives.

In 2022, the Compensation Committee worked with FW Cook to identify an updated peer group that would be used in evaluating and setting compensation and other benefits for our executive officers for 2023 and, potentially, future years. The updated peer group consists of 16 peer companies that were selected for our peer group based on their reasonable comparability to our Company in terms of size, industry and scope of operations. For size‑related screens, the focus was on ensuring that the peer group was appropriate from both revenue and market capitalization perspectives because we believe that these two metrics are most strongly correlated to compensation levels. The updated peer companies (the “2022 Peer Group”) are the following:

• Alamo Group Inc.	• Hurco Companies, Inc.
• Astec Industries	• Kadant Corporation
• CECO Environmental Corp.	• Lindsay Corporation
• CIRCOR Int’l	• Mayville Engineering Co.
• Compass Minerals	• Motorcar Parts of America
• Enerpac Tool Group	• Northwest Pipe Co.
• ESCO Technologies	• Standex Int’l
• Federal Signal Corp.	• The Shyft Group

The Compensation Committee considered the severance and change in control protection practices of the 2022 Peer Group companies when amending and restated our employment agreements with Mr. McCormick, Ms. Lauber, and Ms. Evans to align severance benefits more closely with the objectives of our compensation programs, as described further below under “Severance and Change of Control Arrangements.”

Elements of Executive Compensation

The key components of our compensation program for our named executive officers for 2022 were base salary, annual cash incentive awards under our Annual Incentive Plan, long‑term equity incentive awards under our 2010 Stock Plan and other compensation consisting primarily of matching 401(k) contributions, health and welfare benefits and other perquisites. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the named executive officers who deliver strong performance.

Base Salary

We pay our named executive officers a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. In general, the base salary of each executive was initially established through arm’s‑length negotiations at the time the individual was hired, taking into account the individual’s qualifications, experience, level of responsibility, as well as internal pay equity considerations.

In early 2022, the Compensation Committee conducted a review of the base salaries of our named executive officers, taking into account the considerations described above under "—Role of Benchmarking in the Compensation-Setting Process."

Based on this review, in early 2022, the Compensation Committee approved, effective March 1, 2022, base salary increases for each of our named executive officers. The increases were intended to bring the named executive officers’ base salaries closer to the 2020 Peer Group median. Our named executive officers’ annual base salaries for 2021 and 2022, effective March 1, 2022, as well as the percentage increases, were as follows:

Executive	2021 Annual Base Salary	% Increase for 2022	2022 Annual Base Salary
Robert L. McCormick	$700,000	3.00%	$721,000
Sarah C. Lauber	$415,000	8.53%	$450,390
Linda R. Evans	$267,000	9.38%	$292,040
Keith Hagelin	$362,000	3.11%	$373,270

The amount of base salary that we actually paid to each of our named executive officers in 2022 can be found in the “Salary” column of the Summary Compensation Table below. Note that the amount of base salary that we actually paid to the named executive officers in 2022 is less than the amount shown in the table above because their base salary increases became effective after March 1, 2022.

Annual Incentive Plan

Our named executive officers, as well as certain other management employees, participate in the Annual Incentive Plan, which provides an opportunity to earn a cash bonus upon achievement of certain performance targets approved by the Compensation Committee. These performance objectives are designed to link management’s focus with overall Company objectives by providing the executive an opportunity to earn additional short‑term compensation. We emphasize variable compensation to provide an opportunity for total annual compensation for our named executive officers to exceed what the Compensation Committee believes, based on its members’ collective experience, business judgment and experiences in recruiting and retaining executives, to be the general market level of compensation for similarly situated executives in the event of superior performance.

The 2022 performance metrics under the Annual Incentive Plan for all of our named executive officers were adjusted operating income and free cash flow, weighted 70% and 30%, respectively. As in 2021, the payouts for Mr. McCormick, Ms. Lauber and Ms. Evans for 2022 were based entirely on our consolidated business results while Mr. Hagelin’s performance metrics for 2022 were based 90% on the performance of our Work Truck Attachments segment and 10% on our consolidated performance.

In 2022, adjusted operating income was weighted 70% under the Annual Incentive Plan. This weighting reflects the Compensation Committee’s belief that any incentive compensation should be driven principally by the Company’s profitability. Our management is given discretion to recommend the performance metric or metrics that will comprise the remaining 30% of the annual bonus opportunity. This allows our management to select a metric or metrics that reflect the current focus of our business, which are then submitted by the Chief Executive Officer to the Compensation Committee for approval. Management recommended free cash flow for 2022, based on its use of free cash flow as a primary measure of the Company’s profitability and our ability to pay dividends and its view that free cash flow is influenced to a lesser degree by factors below the operating profit level than some other performance measures.

For 2022, Mr. McCormick had a target bonus level of 100% of his base salary. Each other named executive officer initially had a target bonus level of 75% of his or her annual base salary. These target potential payment levels were set based on a review of the 2020 Peer Group companies and were based on what the Compensation Committee believed, based on its members’ collective experience, business judgment and experiences in recruiting and retaining executives, to be a competitive level of annual incentive compensation to provide appropriate incentives and retention. The Compensation Committee also established maximum potential payment levels under the Annual Incentive Plan of 200% of annual base salary for Mr. McCormick, and 150% for each other named executive officer, based on a review of 2020 Peer Group company practices. See below for a detailed discussion of our performance metrics and the calculation of payouts for 2022.

For the year ending December 31, 2022, we paid out the following bonuses as a percentage of base salary to our named executive officers:

Name	Payout Based On:	Total Bonus Paid (as a % of base salary)	% Bonus Paid Based on Operating Income	% Bonus Paid Based on FCF
Robert L. McCormick	Consolidated Business	69.1%	67.9%	1.2%
Sarah C. Lauber	Consolidated Business	51.8%	50.9%	0.9%
Linda R. Evans	Consolidated Business	51.8%	50.9%	0.9%
Keith Hagelin	90% Work Truck Attachments Segment and 10% Consolidated Business	47.0%	46.9%	0.1%

The adjusted operating income metric, as defined in the Annual Incentive Plan, measures the degree by which actual adjusted operating income performance achieves, exceeds or falls short of baseline adjusted operating income. Actual adjusted operating income is defined as earnings before interest, taxes, depreciation and amortization less depreciation, plus other expense, adjusted for non‑recurring expenses, as approved by the Compensation Committee. Baseline adjusted operating income is set annually by the Compensation Committee. For 2022, if actual adjusted operating income fell below 50% of baseline adjusted operating income, no adjusted operating income bonus would be earned. If actual adjusted operating income fell between 50% and 100% of baseline adjusted operating income, adjusted operating income bonus would be reduced linearly for each 1% reduction in actual adjusted operating income below baseline adjusted operating income. If actual adjusted operating income exceeded baseline adjusted operating income, adjusted operating income bonus would be increased linearly for each 1% increase in actual adjusted operating income above baseline adjusted operating income.

For 2022, the Compensation Committee set the baseline adjusted operating income targets under the Annual Incentive Plan based on historical trends and assumptions recommended by management. Specifically, in setting the 2022 baseline targets, we assumed average snowfall, increasing truck sales and a slight improvement in overall economic conditions. For 2022, the baseline adjusted operating income targets and actual adjusted operating income (calculated according to the Annual Incentive Plan as described below) were as follows:

	Target	Actual
Consolidated Business (million)	$77.7	$76.5
Work Truck Attachments Segment (million)	$75.1	$70.8

As a result, based on 2022 performance and the 70% weighting, the payout for the adjusted operating income component of the annual incentive plan was 67.9% of annual base salary for Mr. McCormick (whose payout was based on our consolidated business results), 50.9% of annual base salary for Ms. Lauber (whose payout was based on our consolidated business results), 50.9% of annual base salary for Ms. Evans (whose payout was based on our consolidated business results), and 46.9% of annual base salary for Mr. Hagelin (whose payout was based 90% on our Work Truck Attachments segment results and 10% on our consolidated business results).

The adjusted operating income that we used for purposes of determining the achievement of the adjusted operating income target under the Annual Incentive Plan was different than the actual operating income for our consolidated business as reported in our financial statements. To arrive at the metric used under the Annual Incentive Plan, we adjusted our operating income (as calculated consistent with United States Generally Accepted Accounting Principles, or U.S. GAAP) by adding back, as consistent with prior years, amortization, stock‑based compensation, severance, restructuring charges, and other legal and consulting expenses. We did not make adjustments relating to the impact of COVID-19 on our business.

The following table sets forth the calculation of the 67.9% of annual base salary payout based on adjusted operating income component for Mr. McCormick (dollars in millions):

Comparison of Actual to Target Adjusted Operating Income
Baseline Adjusted Operating Income Target	$77.7
Adjusted Operating Income per Annual Incentive Plan	$76.5
Percentage Below Target	(1.5%	)
Effect on Adjusted Operating Income Bonus Level
Payout at Target (Reflecting 70% Weighting)	70%
Payout Below Target Level Due to Performance	(2.1%	)
Actual Adjusted Operating Income Payout	67.9%

The following table sets forth the calculation of the bonus payouts as a percentage of annual base salary based on the adjusted operating income component for our other named executive officers (dollars in millions):

	Consolidated Business		Work Truck Attachments Segment
Comparison of Actual to Target Adjusted Operating Income
Baseline Adjusted Operating Income Target	$77.7		$75.1
Adjusted Operating Income per Annual Incentive Plan	$76.5		$70.8
Percentage Below Target	(1.5%	)	(5.7%	)
Effect on Adjusted Operating Income Bonus Level
Payout at Target (Reflecting 70% Weighting)	52.5%		52.5%
Payout Below Target Level Due to Performance	(1.6%	)	(6.0%	)
Actual Adjusted Operating Income Payout (as a % of base salary)	50.9%		46.5%

Our free cash flow (“FCF”) is defined as cash generated by operating activities, less net cash used in investing activities, adjusted for non‑recurring items, as approved by the Compensation Committee. Target FCF is set annually by the Compensation Committee. Performance is measured by the degree to which FCF achieves, exceeds or falls short of target FCF. Achievement of target FCF results in a bonus as a percentage of base salary equal to bonus target level multiplied by the 30% weighting of the FCF metric. For 2022, achievement of target FCF would result in a bonus of 30.0% of base salary for Mr. McCormick and 22.5% of base salary for all other named executive officers. If the target FCF was achieved, then the target FCF bonus would be earned. If FCF was below the threshold goal, then no FCF bonus would be earned. If FCF was higher than target, then the payout increases linearly for increases in FCF above target FCF, subject to the overall Annual Incentive Plan cap of 200% of base salary for Mr. McCormick, and 150% of base salary for each of our other named executive officers. The following table sets forth our threshold and target FCF goals and actual FCF performance for 2022:

	Threshold	Target	Actual
Consolidated Business (million)	$27.4	$41.7	$28.0
Work Truck Attachments Segment (million)	$34.4	$52.4	$34.0

We did not make any adjustments to 2022 FCF as calculated for purposes of the Annual Incentive Plan relative to FCF as reported in our financial statements.

The following table sets forth the calculation of the 1.2% of annual base salary payout based on the FCF component for Mr. McCormick (dollars in millions):

Comparison of Actual to Target FCF
FCF Target	$41.7
Actual FCF	$28.0
Shortfall FCF Under Target	$(13.7)
Effect on FCF Bonus Level
Payout at Target (Reflecting 30% Weighting)	30.0%
Decrease Due to Performance	(28.8% )
Actual FCF Payout (as a % of base salary)	1.2%

The following table sets forth the calculation of the base salary payout as a percentage of annual base salary based on the FCF component for our other named executive officers (dollars in millions):

	Consolidated Business	Work Truck Attachments Segment
Comparison of Actual to Target FCF
FCF Target	$41.7	$52.4
Actual FCF	$28.0	$34.0
Shortfall FCF Under Target	$(13.7)	$(18.4)
Effect on FCF Bonus Level
Payout at Target (Reflecting 30% Weighting)	22.5%	22.5%
Decrease Due to Performance	(21.6% )	(22.5% )
Actual FCF Payout (as a % of base salary)	0.9%	0.0%

In setting the performance goals under the Annual Incentive Plan, our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our named executive officers.

The Compensation Committee has the right to review and approve payouts made under the Annual Incentive Plan. The Compensation Committee reviewed the results of the Annual Incentive Plan prior to bonus payments after the completion of the audit of our 2022 results. The Compensation Committee has the authority to modify, suspend or terminate the Annual Incentive Plan at any time.

Long-Term Incentive Compensation

Equity‑Based Compensation

Stock Incentive Plans. Our stockholders approved an amendment and restatement of the 2010 Stock Plan at our annual meeting of stockholders in April 2020. The amendment and restatement extended the term of the 2010 Stock Plan until April 2030 but did not increase the number of shares of common stock reserved for issuance under the 2010 Stock Plan or make any other material changes. The 2010 Stock Plan, which is administered by the Compensation Committee, enables us to grant equity awards to our key employees, including our named executive officers, and our non‑employee directors. We adopted this plan because we believe that long-term performance is achieved through an ownership culture that rewards and encourages long-term performance by our named executive officers though the use of stock‑based awards.

Long-Term Equity Program. Under our long-term incentive program, we make annual grants of performance share units and time‑vesting restricted stock units to our executive officers under our 2010 Stock Plan. The Compensation Committee decided to implement our long‑term incentive program because it believes that long‑term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return, and in view of its goal for long‑term compensation of furthering four key objectives:

•

Pay for Performance: Emphasize variable compensation that is linked to our performance, as measured by our adjusted earnings per share and return on net assets, in an effort to generate and reward superior corporate performance

•	Alignment of Interests: Use adjusted earnings per share and return on net assets as the key performance metrics, linking executives’ incentive goals with the interests of our stockholders

•	Long‑Term Success: Support and reward executives for consistent performance over time and achievement of our long‑term strategic goals

•

Retention: In a seasonal business model with potential dramatic swings in profitability, attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage

In 2022, we granted our named executive officers performance share units that will vest based on our achievement of performance goals over the 2022-2024 performance period, and will be paid out, if earned, shortly after the end of the performance period.

The performance goals for these performance share units are adjusted earnings per share and return on net assets, each weighted 50%. The minimum threshold performance for the performance share units granted in 2022, under which the minimum payout will be earned, is 70% of target for each performance metric (an increase from 50% of target for the 2021 grants to more closely correlate to historical performance), and the maximum threshold performance, over which the maximum payout will be earned, is 130% of target for each performance metric (a decrease from 150% of target for the 2021 grants to more closely correlate to historical performance).

Our Compensation Committee determined the target aggregate value of 2022 stock based awards for our named executive officers with reference to a percentage of the executive officer’s base salary. The Compensation Committee considered 2020 Peer Group company practices in determining the target award levels under the Long-Term Incentive Plan for each named executive officer. In 2021, given the Committee’s belief that COVID-19 had a significant negative impact on our financial results and potential payouts under prior years’ stock-based awards, the Committee also evaluated various alternatives around the appropriateness of adjusting the target award levels under the Long-Term Incentive Plan for 2021. The Committee considered the estimated financial cost of such an adjustment, the actions of other companies taken to address similar negative effects from COVID-19 and the potential impact of such an adjustment on motivating and retaining key employees, including the named executive officers. In light of these considerations, the Committee decided to increase the target award levels under the Long-Term Incentive Plan for 2021 for each named executive officer so that, if target or higher levels of performance are achieved, the shortfall from target under prior awards would be partially mitigated. There was no such increase in target award levels related to COVID-19 under the Long-Term Incentive Plan for 2022. The Compensation Committee set the target award values for each named executive officer as follows: Mr. McCormick—230% of base salary; Ms. Lauber—135% of base salary; Ms. Evans – 65% of base salary; and Mr. Hagelin—100% of base salary. The target award levels decreased from prior year target award values of: Mr. McCormick—276% of base salary; Ms. Lauber—163% of base salary; Mr. Hagelin—121% of base salary; and Ms. Evans—78% of base salary.

The Compensation Committee chose the mix of performance‑vested versus time‑vested stock grants based on the Company’s historical mix of 40% retention and 60% performance share units, which mix was influenced in part by the Committee’s recognition of the inherent snowfall‑related performance volatility of the Company’s business.

2022-24 Performance Share Units. The performance share units granted in 2022 made up 60% of the total long‑term incentive award opportunity for our named executive officers. The target number of units granted was determined as of the grant date based on the average closing price during the 30 trading days prior to the grant date. The threshold, target and maximum number of performance share units subject to these awards for our named executive officers were as follows:

Name	Threshold	Target	Maximum
Robert L. McCormick	—	26,690	53,380
Sarah C. Lauber	—	9,786	19,572
Linda R. Evans	—	3,055	6,110
Keith Hagelin	—	6,008	12,016

The performance goals for the performance share units granted in 2022 are three-year cumulative adjusted earnings per share (“EPS”), weighted 50%, and three-year cumulative return on net assets (“RONA”), weighted 50%. Our EPS is defined as adjusted earnings per share as reported, adjusted for other non-recurring expenses, as approved by the Compensation Committee. Our RONA is defined as cumulative net income for the three fiscal years of the performance period divided by the average of net assets on four distinct dates: the first day of the first fiscal year of the performance period and the last day of each of the three applicable fiscal years in the performance period. For purposes of our RONA definition, net income is defined as adjusted net income as reported, adjusted for other non-recurring expenses, as approved by the Compensation Committee. Also, for purposes of our RONA definition, net assets is defined as current assets, excluding cash, plus net fixed assets, less current liabilities, plus the current portion of long-term debt.

2020-22 Performance Share Units. The performance period for the performance share units granted in 2020 ended in 2022. The performance goals for the performance share units granted in 2020 were three-year cumulative adjusted EPS, weighted 50%, and three-year cumulative RONA, weighted 50%, EPS and RONA had the same definitions as under our 2022-24 performance share units as described above (but relating to the 2020-22 performance period). Although the plan under which the performance share units were granted permits the Compensation Committee to adjust the actual performance results for other non-recurring expenses, no such adjustments were made for the 2020-22 performance period. The performance goals, actual performance and actual payout for the performance share units granted in 2020 were as follows:

	Threshold	Target	Maximum	Actual	Weighting	% Earned
2020-22 Adjusted EPS	$3.82	$7.63	$11.45	$4.69	50.0%	11.5%
2020-22 RONA	41.5%	83.0%	124.5%	63.4%	50.0%	26.4%

Time‑Vesting Restricted Stock Units Granted in 2022. The time‑vesting restricted stock units made up the remaining 40% of the total long‑term incentive award opportunity for our named executive officers for 2022 and vest ratably over the three years following the grant date, contingent on continued employment or a qualifying retirement. The number of units granted was determined as of the grant date based on the average closing price during the 30 trading days prior to the grant date.

Other Compensation

In addition to their base salaries and awards under incentive plans described above, our named executive officers receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2022, for our named executive officers we matched 100% of each participant’s pre‑tax contributions up to the first 3.00% of base salary and 50% of such contributions over 3.00% up to 6.00% of base salary up to the maximum allowed by the plan. We also maintain a Company stock fund in the 401(k) plan allowing employees to direct up to 20% of their 401(k) account balance into the fund.

We maintain the Douglas Dynamics Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), in which our named executive officers are eligible to participate, to serve in part as a vehicle to provide replacement benefits to these executive officers. The Deferred Compensation Plan permits us to make discretionary contributions to the accounts of participants, and in 2022 we made annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the Douglas Dynamics, L.L.C. Salaried Pension Plan. The amounts that we contributed to the accounts of our named executive officers in 2022 having such an actuarial value are set forth in the column titled “All Other Compensation” in the “Summary Compensation Table.” The Deferred Compensation Plan also permits participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance‑based compensation. For further description of the Deferred Compensation Plan, please see below under “—Narrative Disclosure to Non‑Qualified Deferred Compensation for 2022 Table.”

Each named executive officer is also eligible to participate in all other benefit plans and programs that are or may be available to our other executive employees, including any health insurance or health care plan, disability insurance, vacation and sick leave, and other similar plans. In addition, our named executive officers also receive supplemental life and long‑term disability coverage and are eligible for Company-paid or reimbursed executive physicals. Other than the supplemental life and long‑term disability coverage described in this paragraph, our named executive officers received no perquisites in 2022. Three of our named executive officers received an executive physical in 2022.

Severance and Change of Control Arrangements

We maintain an employment agreement with each of our named executive officers. Under each of these employment agreements, the named executive officer is eligible for severance benefits. In 2022, the Compensation Committee engaged FW Cook to conduct a competitive review of our executive officer severance protections. For this review, FW Cook used the 2022 Peer Group companies and analyzed both regular severance benefits and change of control benefits. After considering FW Cook’s competitive review and other factors related to the objectives of our compensation program, we entered into amended and restated employment agreements with Mr. McCormick, Ms. Lauber and Ms. Evans.

Mr. McCormick’s amended and restated employment agreement states that, upon a qualifying termination of employment without cause or resignation due to a material breach of the agreement by us prior to a change of control, he would be entitled to receive severance equal to the product of one and one-half multiplied by the sum of his annual base salary plus his target annual bonus.   If Mr. McCormick’s employment is terminated without cause or he resigns with good reason during the 24 months following a change of control, then he would be entitled to receive severance equal to the product of two and one-quarter multiplied by the sum of his annual base salary plus his target annual bonus.   Mr. McCormick would also be eligible for continued coverage under the Company’s benefit plans at the active employee rates for up to 18 months following termination of employment.

Each of Ms. Lauber’s and Ms. Evans’s amended and restated employment agreements state that, upon a qualifying termination of employment without cause or resignation due to a material breach of the agreement by us prior to a change of control, they would be entitled to receive severance equal to the sum of the executive’s annual base salary plus the executive’s target annual bonus.  If Ms. Lauber’s or Ms. Evans’s employment is terminated without cause or as a result of resignation with good reason during the 24 months following the event of a change of control, then they would be entitled to receive severance equal to the product of one and three-quarters multiplied by the sum of their respective annual base salaries plus their respective target bonuses. Ms. Lauber and Ms. Evans would also be eligible for continued coverage under the Company’s benefit plans at the active employee rates for up to 12 months following termination of employment.

For purposes of the amended and restated employment agreements, a “change of control” means any time (a) any person, other than certain affiliates, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities; (b) during any period of two consecutive years, the majority of our Board changes (other than through Board-approved appointments); (c) certain extraordinary transactions involving our company become effective or are consummated; or (d) a sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of our business or assets to an unrelated third party is consummated.  A termination of employment is generally deemed to be for “good reason” under the amended and restated employment agreements if the executive terminates employment following a material reduction in the executive’s base salary, a material adverse change in the executive’s responsibilities or certain required relocations of the executive’s principal place of employment.

The other terms of employment of these executives generally remained unchanged, although certain updates were made to the amended and restated employment agreements to reflect administrative and governance enhancements and clarifications and the executives’ current base salaries.

Under Mr. Hagelin’s employment agreement, which was not amended and restated at the time of the amendments and restatements of the other named executive officer’s agreements in anticipation of his likely retirement, he would have been eligible for severance benefits on a qualifying termination of employment prior to his retirement consisting of base salary continuation and paid COBRA coverage. His employment agreement terminated upon his retirement on December 31, 2022. In addition to the benefits described above, each of our named executive officers would have been entitled, at the discretion of our Board, to receive a pro‑rated portion of his or her annual bonus under the Annual Incentive Plan if his or her employment were terminated for any reason other than a termination by us for cause or resignation other than for a material breach.

We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view these benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time.

Please refer to the discussion below under “—Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Stock Ownership Guidelines

One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our stockholders. We believe that ensuring that executive officers are stockholders and have a significant financial interest in our Company is an effective means to accomplish this objective. Our Board has approved stock ownership guidelines setting levels of ownership of our common stock that our executive officers, including our named executive officers, and our non‑employee directors are expected to satisfy within five years. The ownership requirements are as follows:

Position	Ownership Requirement
Chief Executive Officer	3x Base Salary
Other Executive Officers	2x Base Salary
Non‑Employee Directors	3x Cash Portion of Annual Retainer

Newly appointed executive officers and non‑employee directors (after the effective date of the guidelines) will have until the fifth anniversary of their appointment to satisfy their ownership requirement. Each of our executive officers and non‑employee directors has either satisfied the ownership requirements under the guidelines or has additional time to do so.

Compensation Recovery Policy

We maintain a compensation recovery policy pursuant to which certain incentive‑based compensation received by our executive officers on the basis of financial results that are later restated may be subject to recovery. The incentive‑based compensation subject to the policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of a measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements, any measures that are derived wholly or in part from such measures, or stock price or total stockholder return. We intend to amend the policy as and when necessary to reflect applicable changes in law and stock exchange listing standards, including the requirements of the final regulations and listing standards expected to be promulgated by the SEC.

Anti‑Hedging Policy

Because certain forms of hedging or monetization transactions, such as zero cost collars and forward sale contracts involve the establishment of short positions in our securities and limit or eliminate the ability to profit from an increase in the value of our securities, we maintain a policy prohibiting our executive officers and directors from engaging in any hedging or monetization transactions involving our securities.

Tax Deductibility

In designing our 2022 compensation program, the Compensation Committee considered the potential effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on the compensation paid to our named executive officers. Code Section 162(m) generally limits the amount of compensation that a publicly held corporation may deduct in any one year with respect to its covered employees, a group that generally includes the named executive officers, to $1 million. The Compensation Committee reserves the discretion to authorize compensation in excess of the $1 million deduction limit if it believes such payments are appropriate to attract and retain executive talent.

Summary Compensation Table for Fiscal Year Ended December 31, 2022

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non‑Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Robert L. McCormick	2022	$721,000	$—	$2,206,968	$498,211	$—	$113,560	$3,539,739
President and	2021	$700,000	$—	$1,979,253	$559,300	$—	$100,260	$3,338,813
Chief Executive Officer	2020	$655,769	$—	$944,935	$465,207	$—	$90,353	$2,156,264
Sarah C. Lauber	2022	$450,390	$—	$809,175	$233,415	$—	$24,981	$1,517,961
Executive Vice President,	2021	$415,000	$—	$693,169	$249,000	$—	$22,790	$1,379,959
Chief Financial Officer and Secretary	2020	$398,093	$—	$361,246	$207,357	$—	$23,092	$989,788
Linda R. Evans	2022	$292,040	$—	$252,596	$151,350	$—	$58,874	$754,860
Chief Human Resource Officer	2021	$267,000	$—	$214,595	$160,200	$—	$56,854	$698,649
Keith Hagelin(6)	2022	$373,270	$—	$496,757	$175,549	$—	$101,710	$1,147,286
Former President,	2021	$362,000	$—	$448,067	$342,633	$—	$91,456	$1,244,156
Work Truck Attachments	2020	$342,334	$—	$233,281	$182,605	$—	$79,498	$837,718

(1)	Reflects salary amounts actually paid during the year indicated.

(2)

Reflects the grant date fair value of stock awards as determined pursuant to Accounting Standards Codification (“ASC”) Topic 718. See Note 14, Stock‑based Compensation in the notes to the consolidated financial statements contained in our Annual Report on Form 10‑K for the year ended December 31, 2022. The amount includes awards that are subject to performance conditions, valued at the grant date based upon the probable outcome of the performance goals pursuant to ASC Topic 718, as follows: Mr. McCormick—$1,547,419; Ms. Lauber—$567,368; Ms. Evans—$177,121; and Mr. Hagelin—$348,329. The value of these awards at the grant date assuming that the maximum level of performance conditions would be achieved is as follows: Mr. McCormick—$1,978,797; Ms. Lauber—$725,534; Ms. Evans—$226,498; and Mr. Hagelin—$445,433.

(3)	Reflects the actual payouts for the 2022, 2021 and 2020 Annual Incentive Plan, respectively.

(4)	There were no above market or preferential earnings on nonqualified deferred compensation.

(5)

Reflects Company contributions to the 401(k) plan, Company contributions to the Douglas Dynamics Nonqualified Deferred Compensation Plan and the cost of Company‑paid insurance premiums and executive physicals. See table below.

Name	401(k) Contribution	Contribution to Deferred Compensation Plan	Company Paid Insurance Premiums	Executive Physicals	Total All other Compensation
Robert L. McCormick	$13,321	$46,509	$42,950	$10,780	$113,560
Sarah C. Lauber	$13,640	—	$10,236	$1,105	$24,981
Linda R. Evans	$13,725	$36,836	$8,313	—	$58,874
Keith Hagelin	$13,527	$63,137	$17,381	$7,665	$101,710

(6)	As previously disclosed, Mr. Hagelin retired on December 31, 2022.

Grants of Plan‑Based Awards in 2022

	Grant	Estimated Future Payouts Under Non‑Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Awards(4)
Robert L. McCormick	2/16/2022	—	—	—	__	26,690	53,380	—	$1,547,419
	2/16/2022	—	—	—	—	—	—	17,792	$659,549
		$0	$721,000	$1,442,000	—	—	—	—	—
Sarah C. Lauber	2/16/2022	—	—	—	__	9,786	19,572	—	$567,368
	2/16/2022	—	—	—	—	—	—	6,523	$241,808
		$0	$337,793	$675,585	—	—	—	—	—
Linda R. Evans	2/16/2022	—	—	—	__	3,055	6,110	—	$177,121
	2/16/2022	—	—	—	—	—	—	2,036	$75,475
		$0	$219,030	$438,060	—	—	—	—	—
Keith Hagelin	2/16/2022	—	—	—	__	6,008	12.016	—	$348,329
	2/16/2022	—	—	—	—	—	—	4,004	$148,428
		$0	$279,953	$559,905	—	—	—	—	—

(1)	Amounts reported above reflect the potential performance based incentive cash payments each executive could earn pursuant to the Annual Incentive Plan for 2022 with the following explanations:

•

Threshold—a minimum level of performance is required to begin earning an incentive. However, the payout can range from $0 up to the maximum payout. Therefore, we have indicated $0 in the threshold column.

•

Target (100% of annual base salary for our CEO, 75% for the other named executive officers)—the performance metrics are established to pay the indicated targeted incentive percentage of base salary for meeting expected performance levels as determined by the plan.

•	Maximum (200% of annual base salary for our CEO, 150% for the other named executive officers)—per the plan documentation, the indicated maximum payout percentage of base salary has been established.

(2)

Represents performance share units granted under our 2010 Stock Plan in February 2022. The performance share units will vest following the end of the 2022-2024 performance period and will be earned based on three-year cumulative EPS and RONA performance, weighted at 50% each.

(3)	Represent grants of shares subject to ratable vesting in three annual installments beginning March 6, 2023.

(4)	Represents grant date fair value as calculated pursuant to ASC Topic 718.

Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2022 and Grants of Plan‑Based Awards in Year 2022 Table

Certain elements of compensation set forth in the Summary Compensation Table for Fiscal Year Ended December 31, 2022, and Grants of Plan‑Based Awards in 2022 table reflect the terms of employment agreements between us and the named executive officers.

Robert L. McCormick. We are a party to an employment agreement with Mr. McCormick that was originally entered into on September 7, 2004, and amended and restated on October 31, 2022. The agreement generally remains effective until we give or are provided by Mr. McCormick 60 days’ notice of termination. The agreement has no fixed term and will continue until Mr. McCormick’s employment ends. The agreement, as restated as of October 31, 2022, provides for a base salary of $721,000, subject to annual review and adjustment at the discretion of our Board. In addition, following the amendment and restatement of Mr. McCormick’s employment agreement in 2022, Mr. McCormick is eligible to receive an annual performance bonus with a target level of no less than 100% of his base salary.

Sarah C. Lauber. We are party to an employment agreement with Ms. Lauber that was originally entered into on August 28, 2017, and amended and restated on October 31, 2022. The agreement generally remains effective until we give or are provided by Ms. Lauber 60 days’ notice of termination. The agreement provides for a base salary of $450,390 per year, subject to annual review and adjustment at the discretion of our Board. In addition, Ms. Lauber is eligible to receive an annual performance bonus with a target level of no less than 75% of her base salary.

Linda R. Evans. We are party to an employment agreement with Ms. Evans that was originally entered into on July 30, 2020, and amended and restated on October 31, 2022. The agreement generally remains effective until we give or are provided by Ms. Evans 60 days of notice of termination. The agreement provides for a base salary of $292,040 per year, subject to annual review and adjustment. In addition, Ms. Evans is eligible to receive an annual performance bonus with a target level of no less than 75% of her base salary.

Keith Hagelin. During 2022, we were party to an employment agreement with Mr. Hagelin that was originally entered into on July 30, 2020. Mr. Hagelin retired on December 31, 2022. During Mr. Hagelin’s employment, the agreement provided for an initial base salary of $350,000 per year, subject to annual review and adjustment at the discretion of our Board. Pursuant to this provision, Mr. Hagelin’s salary was increased to $373,270 in 2022, through his retirement. In addition, pursuant to his employment agreement, Mr. Hagelin was eligible to receive an annual performance bonus of up to 150% of his base salary (or 75% of his base salary at target) and an annual equity award grant with a target value equal to 100% of his base salary.

Outstanding Equity Awards at Year End 2022

The following table sets forth for each named executive officer unvested restricted stock and performance share units as of the end of 2022. None of the named executive officers had unexercised stock options as of the end of 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert L. McCormick	32,993	(3)	$1,193,027	95,355	$3,448,037
Sarah C. Lauber	11,957	(4)	$432,365	34,772	$1,257,356
Linda R. Evans	3,701	(6)	$133,828	10,744	$388,503
Keith Hagelin	7,515	(5)	$271,742	21,838	$789,662

(1)	Based on a market value as of December 31, 2022 of $36.16 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.

(2)	The amounts shown in this column are based on the following target or maximum performance share units, as indicated in the narrative following the table:

Name	Granted February 18, 2020	Granted March 11, 2021	Granted February 16, 2022
Robert L. McCormick	15,539	26,436	53,380
Sarah C. Lauber	5,941	9,259	19,572
Linda R. Evans	1,767	2,867	6,110
Keith Hagelin	3,837	5,985	12,016

Actual performance with respect to the performance share units granted on February 18, 2020 was trending below target, actual performance with respect to the performance shares granted on March 11, 2021 was trending below target, and actual performance with respect to the performance share units granted on February 16, 2022 was trending above target. Consistent with the SEC’s disclosure requirements, we have therefore reported in the columns to which this footnote relates the number of shares that would be earned if target performance were achieved for the performance share units granted on February 18, 2020, the number of shares that would be earned if target performance were achieved for performance share units granted on March 11, 2021, and the number of shares that would be earned if maximum performance were achieved for performance share units granted on February 16, 2022. The number of shares, if any, that will be earned and issued under these performance share unit awards is based on cumulative EPS (weighted at 50%) and cumulative RONA (weighted at 50%) over a three-year performance period from 2020-2022, in the case of the 2020 grants, over a three-year performance period from 2021-2023, in the case of the 2021 grants and over a three-year performance period from 2022-2024, in the case of the 2022 grants. Any shares earned will be issued shortly after end of the performance period.

(3)	15,258 shares will vest on March 6, 2023, 11,805 shares will vest on March 6, 2024 and 5,930 shares will vest on March 6, 2025.

(4)	5,552 shares will vest on March 6, 2023, 4,231 shares will vest on March 6, 2024 and 2,174 shares will vest on March 6, 2025.

(5)	1,708 shares will vest on March 6, 2023, 1,315 shares will vest on March 6, 2024 and 678 shares will vest on March 6, 2025.

(6)	3,517 shares will vest on March 6, 2023, 2,664 shares will vest on March 6, 2024 and 1,334 shares will vest on March 6, 2025.

Option Exercises and Stock Vested in Fiscal 2022

The table below sets forth the number of shares of stock acquired by our named executive officers upon the vesting of equity awards during 2022. There were no option exercises in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Robert L. McCormick	20,581	$771,376
Sarah C. Lauber	7,905	$296,279
Linda R. Evans	2,477	$92,838
Keith Hagelin	5,824	$218,284

(1)	Amounts represent the product of the number of shares acquired on vesting and the closing market price of the shares on the vesting date.

Pension Benefits

We did not maintain a defined benefit pension plan during the year ended December 31, 2022.

Non‑Qualified Deferred Compensation for 2022

The following table sets forth information for the year ended 2022 regarding the Douglas Dynamics Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings (Losses) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
Robert L. McCormick	$—	$46,509	$(94,137)	$—	$571,509
Sarah C. Lauber	$—	$—	$—	$—	$—
Linda R. Evans	$80,100	$36,836	$(315,860)	$—	$1,242,985
Keith Hagelin	$342,633	$63,137	$(265,952)	$—	$1,788,648

(1)	All of the amounts shown in the “Registrant Contributions in Last FY” column are included in the “All Other Compensation” column of the “Summary Compensation Table” for the last completed fiscal year.

(2)

Includes the following amounts reported in the “Summary Compensation Table” for years prior to the last completed fiscal year: Mr. McCormick—$619,137; Ms. Lauber—$0; Ms. Evans—$1,441,909; and Mr. Hagelin—$1,639,831.

Narrative Disclosure to Non‑Qualified Deferred Compensation for 2022 Table

Since 2012, we have maintained a deferred compensation plan, the Douglas Dynamics Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Amounts deferred under the Deferred Compensation Plan during 2022 are included in the table above. We adopted the Deferred Compensation Plan in conjunction with our decision to freeze or reduce the rates of benefit accruals under the Douglas Dynamics, L.L.C. Salaried Pension Plan, which was a tax-qualified pension plan. The Douglas Dynamics, L.L.C. Salaried Pension Plan was subsequently terminated in 2019. As a result of the freezing or reduction of the rates of benefit accruals under the tax‑qualified pension plan, the tax‑qualification rules under the Code applicable to the plans no longer permitted certain of our highly compensated employees, including our named executive officers, to continue to accrue benefits under the tax-qualified plan. Accordingly, the Deferred Compensation Plan was adopted in part to serve as a vehicle to provide replacement benefits to these executive officers.

The Deferred Compensation Plan permits us to make discretionary contributions to the accounts of participants, and in 2022 we made annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the Douglas Dynamics, L.L.C. Salaried Pension Plan. The Deferred Compensation Plan also permits participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance‑based compensation.

The amounts allocated under the Deferred Compensation Plan in any year are credited to a bookkeeping account to be maintained in the name of that participant under the Deferred Compensation Plan. Participants in the Deferred Compensation Plan are immediately and fully vested in their Deferred Compensation Plan account. Deferred Compensation Plan participants’ accounts are credited with a deemed investment return determined as if the account were invested in one or more investment alternatives selected by the Company for corporate‑owned life insurance policies that we intend to use to fund our obligations under the Deferred Compensation Plan.

Allocations of our contributions and amounts deferred by participants under the Deferred Compensation Plan, if any, and deemed investment returns to a participant’s Deferred Compensation Plan account are generally not subject to Federal income tax, and we will not receive a deduction for the amounts deferred or allocated to a participant’s account, until those amounts are distributed pursuant to the Deferred Compensation Plan.

We will distribute the balance of a participant’s Deferred Compensation Plan account attributable to our contributions upon the later of the participant’s separation from service or age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). We will distribute the balance of the participant’s Deferred Compensation Plan account attributable to employee contributions upon the participant’s separation from service, whether or not the participant has attained age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). The distribution will be in a lump sum or up to ten installments, as elected by the participant, except that the distribution will automatically be made in a lump sum in the case of a hardship distribution or if the participant’s account balance is less than $25,000 at the time a separation from service. Participants also may elect in advance to have all or a portion of their own contributions distributed prior to a separation from service upon a designated date, subject to requirements specified in the Deferred Compensation Plan. Such distributions may be made in a lump sum or in up to five installments. Our obligations to make distributions under the Deferred Compensation Plan are our general, unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness.

Potential Payments upon Termination or Change of Control

The information below describes certain compensation and benefits to which our named executive officers are entitled in the event their employment is terminated under certain circumstances and/or a change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2022 assuming a market value of our common stock on that date of $36.16 (which was the closing sale price of a share of our common stock on the last trading day of the year) given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Involuntary Termination Without Cause or Resignation Due to Material Breach

As described above, we or our affiliates are party to employment agreements with each of our currently serving named executive officers. Under the employment agreements with our currently serving named executive officers, if we terminate the executive’s employment without Cause (as defined below), or if the executive were to terminate his or her employment due to a Material Breach (as defined below) by us, in each case prior to a change of control, the executive would be entitled to receive severance benefits.

Mr. McCormick’s amended and restated employment agreement states that, upon a qualifying termination of employment without Cause or resignation due to a Material Breach prior to a change of control, he would be entitled to receive severance equal to the product of one and one-half multiplied by the sum of his annual base salary plus his target annual bonus. If Mr. McCormick’s employment is terminated without Cause or he resigns with good reason during the 24 months following a change of control, then he would be entitled to receive severance equal to the product of two and one-quarter multiplied by the sum of his annual base salary plus his target annual bonus. Mr. McCormick would also be eligible for continued coverage under the Company’s benefit plans at the active employee rates for up to 18 months following termination of employment.

Ms. Lauber’s and Ms. Evans’s amended and restated employment agreements state that, upon a qualifying termination of employment without Cause or resignation due to a Material Breach prior to a change of control, they would be entitled to receive severance equal to the sum of the executive’s annual base salary plus the executive’s target annual bonus. If Ms. Lauber’s or Ms. Evans’s employment is terminated without Cause or as a result of resignation with good reason during the 24 months following the event of a change of control, then they would be entitled to receive severance equal to the product of one and three-quarters multiplied by the sum of their respective annual base salaries plus their respective target bonuses. Ms. Lauber and Ms. Evans would also be eligible for continued coverage under the Company’s benefit plans at the active employee rates for up to 12 months following termination of employment.

Mr. Hagelin is no longer eligible for severance benefits because he retired in 2022.

Under the employment agreements with the named executive officers, “Cause” means the occurrence or existence of any of the following with respect to an executive, as determined in good faith by a majority of the disinterested members of our Board: (a) a material breach by the executive of any of his or her material obligations under the employment agreement which remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (b) a material breach by the executive of his or her duty not to engage in any transaction that represents, directly or indirectly, self‑dealing with us or any of our respective affiliates which has not been approved by a majority of the disinterested members of our Board, if in any such case such material breach remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (c) the repeated material breach by the executive of any material duty referred to in clause (a) or (b) above as to which at least two written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving us; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any of our property; or (g) the repeated non‑prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non‑controlled substance which, in any case described in this clause, our Board reasonably determines renders the executive unfit to serve us as an officer or employee.

Under the employment agreements with our named executive officers, the executive has the right to terminate his employment if (a) we fail to perform a material condition or covenant of the employment agreement that remains uncured after an applicable cure period or (b) we repeatedly fail to perform a material condition or covenant of the employment agreement as to which at least two written notices have been given by the executive (each of clause (a) and (b), a “Material Breach”).

Each of the named executive officers is subject to a non‑competition obligation that prevents the executive officer from working for our competitors, a non‑solicit obligation that prevents the executive officer from soliciting our customers or employees and a confidentiality obligation, in each case for two years after termination of employment.

Termination due to Death, Disability or Retirement

Under the employment agreements, if the executive’s employment terminates due to death, Disability (as defined below) or retirement, the executive would generally not be entitled to severance benefits except as follows. In the event of an executive’s death, we would be obligated to continue coverage of such executive’s dependents (if any) under all benefit plans and programs for a period of six months at no charge to the dependents. Our restricted stock units granted to our named executive officers also provide for continued vesting upon retirement after age 65 or after age 55 with ten years of service. The performance share units that we granted to the named executive officers in 2020, 2021 and 2022 also provide for potential full vesting upon a retirement at least six months after the grant date, contingent on actual performance through the end of the performance period, and potential pro rata vesting at the target level upon a termination as a result of death or disability at least six months after the grant date. Upon retirement, Mr. McCormick would be entitled to participation in our retiree health insurance program on the same terms and conditions as other eligible retirees whose employment commenced prior to 2004 under an eligibility waiver.

Under the employment agreements, “Disability” means a disability that renders the executive unable to perform the essential functions of his position, even with reasonable accommodation, for a period of 60 consecutive days or for 90 days within any 180-day period.

Change of Control

Restricted Stock and Restricted Stock Units. Under the terms of the 2010 Stock Plan, in the event of a change of control (as defined below), the Compensation Committee or our Board, in its discretion, may, among other alternatives, accelerate the vesting of all of the then‑unvested shares of restricted stock held by each of our named executive officers. Under the terms of the restricted stock unit award agreements, the vesting of then‑unvested restricted stock units that are continued, assumed or substituted in the change of control will not automatically accelerate unless the executive’s employment is terminated other than for serious misconduct or the executive resigns for good reason within 24 months after the change of control. If the restricted stock units are not continued, assumed or substituted, then vesting will be accelerated upon the change of control.

Performance Share Units. Under the terms of the 2010 Stock Plan, in the event of a change of control (as defined below), the Compensation Committee or our Board, in its discretion, may, among other alternatives, accelerate the vesting of all of the then‑unvested performance share units held by each of our named executive officers. Under the terms of the performance share unit award agreements, the vesting of then unvested performance share units that are continued, assumed or substituted in the change of control will not automatically accelerate unless the executive’s employment is terminated other than for serious misconduct or the executive resigns for good reason within 24 months after the change of control, but they will be converted into time-vesting restricted stock units at the target level if the change of control occurs within the first year of the performance period or at the actual performance level if the change of control occurs after the first year. If the performance share units are not continued, assumed or substituted in the change of control, the performance share units will become earned and vested (a) assuming target performance if the change of control occurs within the first year of the performance period; or (b) at actual performance through the date of the change of control if the change of control occurs on or after the first year of the performance period.

For purposes of the 2010 Stock Plan, a “change of control” means any time (a) any person, other than certain affiliates, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities; (b) during any period of two consecutive years, the majority of our Board changes (other than through Board‑approved appointments); (c) certain extraordinary transactions involving our Company become effective or are consummated; or (d) a sale, transfer or any other disposition (including, without limitation, by way of spin‑off, distribution, complete liquidation or dissolution) of all or substantially all of our business and/or assets to an unrelated third party is consummated.

The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2022 and/or that a change of control had occurred on that date, and assuming that the vesting of all unvested restricted stock, restricted stock unit and performance share unit awards was accelerated upon a change of control. Mr. Hagelin is omitted from the following table because he retired on December 31, 2022 and received no severance or change of control benefits.

Name	Termination without cause or resignation for material breach prior to a change of control	Termination due to death	Termination due to disability	Termination due to retirement	Change of control without termination of employment	Change of control and related qualifying termination of employment
Robert L. McCormick
Severance	$2,247,407	—	—	—	—	$3,328,907
Dependent COBRA Coverage	—	$9,237	—	—	—	—
Annual Incentive Plan Bonus	—	$498,211	$498,211	—	—	—
Restricted Stock and Units(1)	—	—	—	—	$1,193,027	—
Performance Share Units(1)	—	—	—	—	$3,454,517	—
Sarah C. Lauber
Severance	$812,059	—	—	—	—	$1,403,195
Dependent COBRA Coverage	—	$9,237	—	—	—	—
Annual Incentive Plan Bonus	—	$233,415	$233,415	—	—	—
Restricted Stock and Units(1)	—	—	—	—	$432,365	—
Performance Share Units(1)	—	—	—	—	$1,254,254	—
Linda R. Evans
Severance	$533,108	—	—	—	—	$916,410
Dependent COBRA Coverage	—	$9,237	—	—	—	—
Annual Incentive Plan Bonus	—	$151,350	$151,350	—	—	—
Restricted Stock and Units(1)	—	—	—	—	$133,828	—
Performance Share Units(1)	—	—	—	—	$388,840	—

(1)

Based on a market value as of December 31, 2022 of $36.16 per share, which was the closing sale price of a share of our common stock on the last trading day of 2022. Includes unvested shares of restricted stock or restricted stock units that were unvested as of December 31, 2022.

Risk Assessment of our Compensation Policies and Practices

On an annual basis, our senior management team reviews all of our compensation policies and practices, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. Management then reviews its findings with our Compensation Committee. Based on the most recent review, management and our Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. Specifically, management and our Compensation Committee took into consideration as part of its review the fact that the compensation programs contain many design features that mitigate the likelihood of inducing excessive risk‑taking behavior. These features include a balance of fixed and variable compensation, with variable compensation tied both to short‑term objectives and the long‑term value of our Company, and multiple metrics in our incentive programs that balance profitability, cash management and other key business objectives.

Pay Ratio

As required by Item 402(u) of Regulation S‑K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. McCormick, our chief executive officer. For the year ended December 31, 2022:

•	the annual total compensation of our median employee was reasonably estimated to be $63,249.

•	the annual total compensation of Mr. McCormick was $3,539,739.

•	Based on this information, the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employees is estimated to be 55.96 to 1.

We identified our median employee by examining wages reported in Box 1 on Form W‑2 for all individuals employed by us on December 31, 2022, whether full‑time, part‑time, or on a seasonable basis, except that, in reliance on the “de minimis” exemption, we excluded from our employee population any employee located in China. As of December 31, 2022, we had 14 employees located in China, which constituted less than 5% of our 1,813 total employees. The total number of our U.S. employees on December 31, 2022, irrespective of the de minimis exception, and used for the de minimis calculation, was 1,799, and the total number of our non-U.S. employees on December 31, 2022, irrespective of the de minimis exception was 14.

To identify our median employee, we annualized wages for all permanent employees who were hired after January 1, 2022, as permitted by SEC rules. Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2022 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. To calculate our ratio, we then divided Mr. McCormick’s annual total compensation reported in the Summary Compensation Table by the annual total compensation of our median employee.

Pay Versus Performance Disclosure

In August 2022, the SEC amended its rules relating to Section 14(i) of the Securities Exchange Act of 1934, including Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires us to disclose information that compares our named executive officer (“NEO”) compensation to our company performance. The table below sets forth our pay versus performance disclosure in accordance with Item 402(v) of the SEC’s Regulation S-K.

					Value of $100 Investment
Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c)	Average Summary Compensation Table Total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e)	Total Share- holder Return (f)	Peer Group Total Shareholder Return (g)	Net Income (millions) (h)	Adjusted EBITDA (millions) (i)
2022	$3,539,739	$3,420,767	$1,140,702	$1,113,065	$109.48	$114.70	$38.6	$86.8
2021	$3,338,813	$2,870,810	$1,040,747	$947,438	$114.58	$146.23	$30.7	$79.5
2020	$2,156,264	$1,187,361	$835,452	$487,602	$121.91	$128.61	$(86.6)	$74.9
2019	$1,987,820	$2,890,630	$836,889	$1,345,916	$152.77	$108.66	$49.2	$108.1
2018	$2,627,418	$3,502,595	$1,036,867	$1,263,550	$97.75	$87.82	$43.9	$96.4

(a)

Although the SEC’s rules require the disclosure to cover only the three most recent fiscal years in this first year of the new requirements, we are voluntarily disclosing five years (2022, 2021, 2020, 2019 and 2018).

(b)	The principal executive officer (“PEO”) is Mr. McCormick for 2019, 2020, 2021 and 2022. Mr. Janik is the PEO for 2018.

(c)

Compensation actually paid is adjusted from summary compensation table total compensation for changes in fair value of outstanding unvested stock during period plus dividends on unvested stock. See additional detail below.

(d)

Includes Ms. Lauber and Mr. Hagelin for years ending in 2018, 2019, 2020, 2021, and 2022; Ms. Evans for 2021 and 2022; Mr. McCormick for 2018; Mr. Janik for 2019; Jon Sievert, our former President – Work Truck Solutions, for 2019, 2020 and 2021; and Andrew Dejana, our former President – Dejana Truck & Utility Equipment, for 2018.

(e)	Average of (d) adjusted for same items as PEO in (c).

(f)

Assumes $100 invested on market close on December 31, 2017 through end of the fiscal year for which Total Shareholder Return (“TSR”) is being calculated. TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(g)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Russell 2000, which comprises the same issuers we use for purposes of Item 201(e)(1)(ii) of Regulation S-K.

(h)	Net income pursuant to U.S. GAAP

(i)

Represents our company selected measure – Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, pension termination costs, stock based compensation, severance, restructuring charges, loss on disposal of fixed assets related to facility relocations, litigation proceeds, certain non-cash purchase accounting expenses, impairment charges, expenses related to debt modifications, loss on extinguishment of debt, and incremental costs related to the COVID-19 pandemic.

To calculate compensation actually paid (“CAP”), the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:

Adjustments to Determine Compensation “Actually Paid” for PEO	2022	2021	2020	2019	2018
Deduction for amounts reported under the “Stock Awards” column in the SCT	$(2,206,968)	$(1,979,253)	$(944,935)	$(779,720)	$(1,332,203)
Deduction for amounts reported under the “Option Awards” columns in the SCT	$0	$0	$0	$0	$0
Increase for fair value of awards granted during year that remain unvested as of year end	$2,152,790	$1,504,062	$755,418	$1,185,974	$1,959,122
Increase for fair value of awards granted during year that vest during year	$0	$0	$0	$0	$0
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	$(97,433)	$(168,126)	$(670,922)	$395,960	$(58,739)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	$(32,518)	$118,339	$(128,332)	$80,615	$233,228
Deduction of fair value of awards granted prior to year that were forfeited during year	$0	$0	$0	$0	$0
Increase based upon incremental fair value of awards modified during year	$0	$0	$0	$0	$0
Increase based on dividends or other earnings paid during year prior to vesting date of award	$65,157	$56,975	$19,868	$19,981	$73,769
Total Adjustments	$(118,972)	$(468,003)	$(968,903)	$902,810	$875,177

Adjustments to Determine Compensation “Actually Paid” for Non-PEO NEOs	2022	2021	2020	2019	2018
Deduction for amounts reported under the “Stock Awards” column in the SCT	$(520,176)	$(445,224)	$(267,501)	$(196,932)	$(383,148)
Deduction for amounts reported under the “Option Awards” columns in the SCT	$0	$0	$0	$0	$0
Increase for fair value of awards granted during year that remain unvested as of year end	$506,757	$338,331	$213,851	$299,539	$563,453
Increase for fair value of awards granted during year that vest during year	$0	$0	$0	$0	$0
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	$(22,430)	$(42,348)	$(251,091)	$330,101	$(14,490)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	$(8,535)	$38,829	$(49,752)	$63,238	$46,762
Deduction of fair value of awards granted prior to year that were forfeited during year	$0	$0	$0	$0	$0
Increase based upon incremental fair value of awards modified during year	$0	$0	$0	$0	$0
Increase based on dividends or other earnings paid during year prior to vesting date of award	$16,747	$17,103	$6,643	$13,081	$14,106
Total Adjustments	$(27,637)	$(93,309)	$(347,850)	$509,027	$226,683

Required Tabular Disclosure of Most Important Measures to Determine 2022 CAP

The four performance measures listed below represent the most important financial performance measures used to link CAP for 2022 as further described in our Compensation Discussion and Analysis.

Most Important Performance Measures
Adjusted EBITDA
FCF
Adjusted EPS
RONA

Graphical Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The following graphics provide a description of the relationships between CAP and certain financial performance measures.

DIRECTOR COMPENSATION

During 2021, our Nominating and Corporate Governance Committee undertook a review of our non‑employee director compensation with the assistance of FW Cook and determined that our annual director compensation was below market compared to our Peer Group. Based on this finding, our Nominating and Corporate Governance Committee approved the compensation arrangements for our non-employee directors described below, which are reflected in the following table:

•	annual cash retainer fee for all outside directors of $75,000;

•	additional retainer fee of $110,000 in the form of fully vested restricted stock units;

•	additional cash retainer fee for our lead director of $25,000;

•	additional cash retainer fee for our Audit Committee chairman of $15,000;

•	additional cash retainer fee for our Compensation Committee chairman of $12,500;

•	additional cash retainer fee for our Nominating and Corporate Governance Committee chairman of $10,000; and

•	additional cash retainer fee for our chairman of the Board of $75,000.

We also reimburse all directors for out‑of‑pocket expenses incurred in connection with attendance at Board and committee meetings. The restricted stock units are granted annually at the first quarter Nominating and Corporate Governance Committee meeting of the year. The restricted stock units and the underlying shares are issued to our outside directors pursuant to our 2010 Stock Plan.

The table below sets forth information regarding the compensation of our non-employee directors for 2022. Mr. McCormick received no additional compensation for his service as a director and he is therefore not included in the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
James L. Janik	$150,000	$108,597	$258,597
James D. Staley	$100,000	$108,597	$208,597
Donald Sturdivant	$87,500	$108,597	$196,097
Kenneth W. Krueger	$90,000	$108,597	$198,597
Margaret Dano	$85,000	$108,597	$193,597
Lisa Rojas Bacus	$75,000	$108,597	$183,597
Joher Akolawala	$0	$57,920	$57,920

(1)

Reflects the grant date fair value of restricted stock unit awards as determined pursuant to ASC Topic 718. See Note 14 Stock‑based Compensation, in the notes to the consolidated financial statements contained in our Annual Report on Form 10‑K for the year ended December 31, 2022. Other than Mr. Akolawala, each outside director received 2,951 restricted stock units. Mr. Akolawala received a prorated grant of 1,730 shares upon his appointment to the Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our Board that the Compensation Discussion and Analysis be included in our proxy statement for our Annual Meeting.

COMPENSATION COMMITTEE
Donald W. Sturdivant (Chairman) Joher Akolawala Lisa R. Bacus Margaret S. Dano Kenneth W. Krueger James D. Staley

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal 2)

Under SEC rules, we are required to hold a non‑binding advisory stockholder vote on a resolution approving the compensation of our named executive officers, which we refer to as a “say on pay” vote. In keeping with the recommendation of our Board and the preference expressed by our stockholders in 2017, as well as the frequency that we recommend to our stockholders in Proposal 3 that follows, we hold a say on pay vote on an annual basis. Accordingly, we are again seeking input from our stockholders in 2023 through this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative discussion contained in this proxy statement. We expect that our next advisory vote will be held in 2024.

As indicated by the Compensation Discussion and Analysis and accompanying disclosures, executive compensation is an important matter both to us and, we believe, to our stockholders. We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

As described in greater detail in the Compensation Discussion and Analysis, we compensate our named executive officers through both short term cash programs, including annual salary and an annual incentive plan, and long term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short‑ and long‑term compensation and cash and non‑cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive’s total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings, which can be in part due to year‑to‑year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

Our Board requests the support of our stockholders for the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, for the reasons we discuss above, our Board unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement. Consequently, broker non‑votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution.

As this is an advisory vote, the results of the vote will not be binding on our Board, although our Board and our Compensation Committee value the input of our stockholders and will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices. Our Compensation Committee and our Board will review and consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal 3)

Under SEC rules, we are required to hold a non-binding advisory stockholder vote on how frequently we will submit future non-binding advisory votes on the compensation of our named executive officers to our stockholders. Accordingly, we are asking our stockholders whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years. You may vote for any of these options, or abstain on the matter. We are required by SEC rules to seek this advisory vote every six years and we last did so in 2017, when our stockholders supported a frequency of every year. Our next advisory vote on how frequently we will submit future non-binding advisory votes on the compensation of our named executive officers to our stockholders will be held in 2029.

Our Board recommends that you vote for a frequency of every year. We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board and the Compensation Committee with frequent input from stockholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers promotes corporate transparency while also allowing stockholders to provide frequent direct input on our compensation philosophy, policies and programs.

When voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, stockholders should understand that they are not voting “for” or “against” the recommendation of our Board to hold the advisory vote every year. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter. The particular frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast for such frequency will be considered by our Board as the stockholders’ recommendation. However, the outcome of this vote is advisory and not binding on us or our Board. Accordingly, our Board may choose to hold the advisory vote on the compensation of our named executive officers on a more or less frequent basis than the frequency recommend by stockholders. Nevertheless, our Board values the opinions of our stockholders and will review and consider the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO CONDUCT AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of Messrs. Akolawala, Staley, Sturdivant and Krueger and Mses. Dano and Bacus, and is chaired by Mr. Krueger. Each of Messrs. Akolawala, Staley, Sturdivant and Krueger and Mses. Dano and Bacus are independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Our management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. The Audit Committee is responsible for monitoring these processes and is responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, and approving the terms of the independent registered public accounting firm’s services.

The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, which policy was also approved by our Board. The services performed by the independent registered public accounting firm in 2022 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee and approved by our Board. The Audit Committee met with our management and our independent registered public accounting firm four times during 2022.

The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for its independent audit. The Audit Committee reviewed and discussed our audited financial statements with management. Our management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding our audited financial statements included the independent registered public accounting firm’s judgments about the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the Commission.

Our independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE Kenneth Krueger (Chairman) Joher Akolawala Lisa R. Bacus Margaret S. Dano James D. Staley Donald W. Sturdivant

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4)

Deloitte & Touche LLP served as our independent registered public accounting firm for 2022, and has served as our independent registered public accounting firm since 2017. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2023, subject to stockholder ratification at our Annual Meeting.

The Audit Committee Charter does not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Deloitte & Touche LLP, but still may retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees billed to us by Deloitte & Touche LLP for the years ended December 31, 2022 and 2021 were as follows:

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for the audit of our 2022 annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q in 2022 were $820,000, comprised of audit fees of $780,000 and $40,000 for out-of-pocket expenses incurred in connection with auditing services. The aggregate fees billed by Deloitte & Touche LLP for the audit of our 2021 annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q in 2021 were $777,000, comprised of audit fees of $742,000 and $35,000 for out-of-pocket expenses incurred in connection with auditing services.

Audit-Related Fees

There were no audit-related fees billed by Deloitte & Touche LLP in 2022 or 2021.

Tax Fees

There were no fees billed for tax services by Deloitte & Touche LLP 2022 or 2021.

All Other Fees

There were no other fees billed by Deloitte & Touche LLP for 2022 or 2021.

The Audit Committee considered the non-audit services provided by Deloitte & Touche LLP and determined that the provision of such services was compatible with maintaining Deloitte & Touche LLP’s independence. All services performed in connection with the fees reported under the headings Audit-Related Fees were pre-approved by the Audit Committee.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal for action at our 2024 annual meeting and who desires that such proposal be included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit the proposal to us at our corporate offices, directed to the attention of the Corporate Secretary, no later than November 24, 2023. A stockholder who otherwise intends to present business, other than a stockholder proposal pursuant to Rule 14a-8, or to nominate a director at our 2024 annual meeting of stockholders must comply with the requirements set forth in our Bylaws. Under our Bylaws, we must receive written notice of a stockholder’s intent to present business, other than pursuant to Rule 14a-8, or to nominate a director at our 2024 annual meeting no later than January 26, 2024 and no earlier than December 27, 2023 and the notice must contain the information specified in our Bylaws. If the notice is received outside of that time frame, then we are not required to permit the business or the nomination to be presented at the 2024 annual meeting. Nevertheless, if the Board chooses to present such proposal at the 2024 annual meeting, then the persons named in proxies solicited by the Board for the 2024 annual meeting may exercise discretionary voting power with respect to such proposal. Any stockholder who wishes to take such action should obtain a copy of our Bylaws and may do so by written request addressed to our Corporate Secretary at our principal executive offices. In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934.

COST OF PROXY SOLICITATION

We will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of our Board. In addition to using the mail services, our officers and other regular employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. We will reimburse brokers, nominees and custodians who hold our common stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file with the SEC and with the NYSE reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of such reports furnished to us or written representations that no other reports were required, we believe that, during 2022, our directors and named executive officers complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of our annual report to stockholders and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address may also request delivery of a single copy of our annual report and/or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 11270 West Park Place, Milwaukee, WI 53224, or via telephone at (414) 354-2310.

ANNUAL REPORT

We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2022, with this proxy statement, although the Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.

By order of our Board of Directors, Douglas Dynamics, Inc.

Sarah C. Lauber Executive Vice President, Chief Financial Officer and Secretary

Milwaukee, Wisconsin

March 24, 2023

We will furnish to any stockholder, without charge, a copy of our 2022 Annual Report on Form 10-K (without exhibits). Requests for our Form 10-K can be made in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 11270 West Park Place, Milwaukee, WI 53224, or via telephone at (414) 354-2310. The Form 10-K can also be viewed or requested on our website (www.douglasdynamics.com).

VOTE

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ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 4, and 1 YEAR on Proposal 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Joher Akolawala	☐	☐	02 - James L. Janik	☐	☐

	For	Against	Abstain
2. Advisory vote (non-binding) to approve the compensation of the Company's named executive officers.	☐	☐	☐
4. The ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote (non-binding) on the frequency of future advisory stockholder votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 J N T

1 U P X 5 7 2 7 9 4

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03RL8B

2023 Annual Meeting Admission Ticket
2023 Annual Meeting of Douglas Dynamics, Inc. Stockholders

April 25, 2023, 10:00 am CT
One Park Plaza
11270 West Park Place, Milwaukee, WI 53224

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Douglas Dynamics, Inc.

Notice of 2023 Annual Meeting of Stockholders
One Park Plaza, 11270 West Park Place, Milwaukee, WI 53224
Proxy Solicited by Board of Directors for Annual Meeting — April 25, 2023

The undersigned hereby appoints Robert L. McCormick and Sarah C. Lauber, and either of them, each with the power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Douglas Dynamics, Inc. ("the Company") to be held on April 25, 2023 at 10:00 a.m. central time and any adjournments or postponements thereof and to vote all shares of the common stock of the Company that the undersigned is entitled to vote upon each of the matters referenced in the Proxy Statement for the Annual Meeting as designated on the reverse side, and, at their discretion, upon such other matters as may properly come before the Annual Meeting.

If you own shares of the Company's common stock through the Douglas Dynamics, L.L.C. 401(k) Plan, your vote will provide voting instructions to the trustee(s) of the plan. If no instructions are given, the trustee(s) will vote your shares as described in the Proxy Statement.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 4, and 1 YEAR on Proposal 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Joher Akolawala	☐	☐	02 - James L. Janik	☐	☐

	For	Against	Abstain
2. Advisory vote (non-binding) to approve the compensation of the Company's named executive officers.	☐	☐	☐
4. The ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote (non-binding) on the frequency of future advisory stockholder votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 5 7 2 7 9 4

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Douglas Dynamics, Inc.

Notice of 2023 Annual Meeting of Stockholders
One Park Plaza, 11270 West Park Place, Milwaukee, WI 53224
Proxy Solicited by Board of Directors for Annual Meeting – April 25, 2023

The undersigned hereby appoints Robert L. McCormick and Sarah C. Lauber, and either of them, each with the power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Douglas Dynamics, Inc. ("the Company") to be held on April 25, 2023 at 10:00 a.m. central time and any adjournments or postponements thereof and to vote all shares of the common stock of the Company that the undersigned is entitled to vote upon each of the matters referenced in the Proxy Statement for the Annual Meeting as designated on the reverse side, and, at their discretion, upon such other matters as may properly come before the Annual Meeting.

If you own shares of the Company's common stock through the Douglas Dynamics, L.L.C. 401(k) Plan, your vote will provide voting instructions to the trustee(s) of the plan. If no instructions are given, the trustee(s) will vote your shares as described in the Proxy Statement.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.